Exhibit 4.16
Execution Copy
FULL-TIME TRANSPONDER SERVICE AGREEMENT (IS-16 PRE-LAUNCH)
This Agreement (the “Agreement”) is entered into this  _____  day of November, 2007 (the "Execution Date”), by and among Intelsat Corporation, a Delaware corporation (“Intelsat”), Intelsat LLC, a Delaware limited liability company operating in Bermuda (“LLC"), Corporación de Radio y Televisión del Norte de México, S. de R. L. de C.V. d/b/a Sky Mexico, a company organized and existing under the laws of Mexico (“Sky Mexico”), and SKY Brasil Serviços Ltda. d/b/a Sky Brasil, a limited liability company organized and existing under the laws of Brazil (“Sky Brasil;” and together with Sky Mexico, hereinafter referred to collectively as “Customer” and “Customer Parties,” and the term “Customer” and “Customer Party” shall also include each of Sky Brasil and Sky Mexico acting separately in its individual capacity).
WITNESSETH
WHEREAS, pursuant to a Transponder Service Agreement, dated February 8, 1999, as amended (the "IS-9 Service Agreement”), between Intelsat and Sky Mexico, Intelsat provides satellite transmission services to Sky Mexico using Ku-band satellite capacity on twelve (12) transponders located on the Intelsat 9 satellite (“IS-9”) at the nominal orbital location 58.0°W.L. (+/- 0.5°) (the “58°W Orbital Location”);
WHEREAS, pursuant to a Full-Time Transponder Capacity Agreement, dated August 19, 2004 (the "IS-11 Service Agreement”), between Intelsat and The DIRECTV Group, Inc. (“DIRECTV,” the parent company of Sky Brasil), Intelsat has agreed to provide satellite transmission services to DIRECTV using Ku-band satellite capacity on the Intelsat 11 satellite (“IS-11”), which is currently scheduled to replace the Intelsat 6B satellite at the nominal orbital location of 43.0° W.L. (+/- 0.5°) (the “43°W Orbital Location”) during the fourth quarter of 2007;
WHEREAS, in accordance with an existing commitment to DIRECTV (the “Completion Phase Agreement”), Intelsat ordered a satellite (known as “IS-11R”) from Orbital Sciences Corporation (“Orbital”), which satellite was to have a Brazil payload only and was scheduled to be used as a replacement for IS-11 at the 43°W Orbital Location if IS-11 was not successfully placed into service;

WHEREAS, IS-11 has been successfully launched and placed into position at the 43°W Orbital Location, and the parties desire to enter into a new service agreement on the terms set forth herein for additional satellite transmission services on a new Ku-band satellite which will include, to the extent practicable, the components of IS-11R (“IS-16” or the “Satellite”) and which satellite Intelsat will procure from Orbital and co-locate with IS-9 at the 58°W Orbital Location;
WHEREAS, Intelsat intends to provide expansion capacity to Sky Mexico by using twelve (12) designated transponders on IS-16 that will not interfere with existing services on IS-9;
WHEREAS, in addition to providing Sky Mexico with expansion capacity, Customer has requested that Intelsat operate (and Intelsat has agreed to operate) IS-16 as an in-orbit spare to provide back-up services for IS-9 and back-up and expansion services for IS-11 and subsequently to allow Sky Mexico to use IS-16 to replace IS-9 at the 58°W Orbital Location, all subject to the provisions stated herein; and
WHEREAS, to implement the terms of this Agreement, LLC intends to procure the Satellite, and Intelsat will, in accordance with its normal internal customer distribution structure, structure the delivery of capacity and services as provided below.
NOW, THEREFORE, in consideration of the terms and conditions and mutual promises contained herein, the parties hereby agree as follows:
ARTICLE 1. THE CUSTOMER’S TRANSPONDER CAPACITY.
1.1 Description of Capacity; Construction and Launch of IS-16.
(a) During the Capacity Term (as defined in Section 2.1(a) below), Intelsat agrees to provide to Customer and any Affiliate of either Customer Party in accordance with the terms hereof, and Customer agrees to accept from Intelsat, on a full-time basis (24 hours a day, seven days a week), in outer space, the satellite transmission services (the “IS-16 Service”) using the Customer Transponder Capacity (defined below) meeting the “Performance Specifications” set forth in the "Technical Appendix” attached hereto as Appendix B on the terms and conditions set forth herein. For purposes of this Agreement, the “Customer’s Transponder Capacity” or “Customer Transponders” shall consist of twenty-four (24), thirty-six (36) MHz Ku-Band transponders located on IS-16 (as defined below) that meet or exceed the Performance Specifications set forth in the Technical Appendix (Appendix B), which Satellite shall be located in geostationary orbit at the 58°W Orbital Location, or if used as an in-orbit replacement of IS-11, at the 43°W Orbital Location (subject in each case to the orbital tolerances specified in Appendix B).
The Customer Transponders are more particularly identified in Appendix B. As provided in Section 1.2 below, during the period in which IS-16 is co-located with IS-9 at the 58°W Orbital Location, Intelsat shall initially make available twelve (12) Customer Transponders on the Satellite for use by Sky Mexico (and any of its Affiliates) (the “Expansion Transponders”). As provided in Section 1.3 below, Intelsat shall make available an additional twelve (12) or twenty-four (24) Customer Transponders on IS-16 for Customer’s use as back-up capacity if IS-9 or IS-11, respectively, suffers a failure. Finally, in accordance with the terms of Section 1.4 below, Intelsat shall make available all twenty-four (24) Customer Transponders for Sky Mexico’s use as a replacement for IS-9 or twenty-four (24) of the Customer Transponders for Sky Brasil’s use as a replacement for IS-11. If Sky Mexico contracts to procure capacity services from Intelsat on IS-9R pursuant to the IS-9R Agreement, then, in addition to making the IS-16 Customer Transponders available for Customer’s use as backup capacity for IS-9 and IS-11, and effective as of the IS-9R Term Commencement Date (as defined in Section 1.3(c)(ii) below), Intelsat shall make available all twenty-four (24) Customer Transponders on IS-16 for Customer’s use as back-up capacity if IS-9R suffers a failure. The transponders on IS-16 and the beams in which these transponders are grouped are referred to as “Transponder(s)” and the “Beam(s),” respectively. As used in this Agreement, the term “Affiliate” means, with respect to any entity, any entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such entity. The term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any party, ownership, directly or indirectly, by such party of equity securities entitling it to either (i) exercise in the aggregate more than 50% of the voting power of the entity in question; or (ii) exercise in the aggregate at least 25% of the voting power of the entity in question and direct the decisions of the board of directors of the entity in question.
(b) LLC shall procure from Orbital a new Ku-band satellite containing all of the IS-16 Transponders as follows: LLC shall direct Orbital to re-purpose, to the extent practicable, the IS-11R parts and items for the construction of IS-16. Any existing contract rights with Orbital at that time existing in favor of Intelsat shall be transferred by Intelsat Corp to LLC for said re-purpose. In this case, LLC shall use commercially reasonable efforts to cause

IS-16 to be launched within twenty-four (24) months from the Execution Date. Notwithstanding anything contained herein to the contrary, LLC makes no representation or warranty with respect to the schedule for construction and launch of the IS-16 Satellite, and Customer understands that technical issues related to the construction or launch of the Satellite beyond the reasonable control of LLC may occur which could prevent any schedule from being maintained. Notwithstanding anything to the contrary in Appendix B, Intelsat shall secure a launch vehicle for the IS-16 Satellite that would be expected to yield an in-orbit mission lifetime of at least 15 years. In the event that Intelsat, after using all commercially reasonable efforts to do so, cannot secure such launch vehicle, it shall promptly notify Customer, which notice shall specify the circumstances, the extent of any anticipated delay, and the other launch alternatives then available to Intelsat. Within thirty (30) days of receipt of such notice, the Customer shall instruct Intelsat on the launch vehicle solution to be followed; provided, however, that (a) in any case where as a result of Customer’s decision the launch is delayed by twelve (12) months or more, Customer shall pay to Intelsat an additional fee equal to eight percent (8%) of the amount previously paid by Intelsat to Orbital for the IS-16 Satellite, and (b) compensate Intelsat for any increased launch costs occasioned by its instructions or, in the case of lower launch costs, receive a credit against the first Installment Payment of the Fixed Service Fee.
1.2 Expansion Transponder Capacity. Intelsat will make the Expansion Transponders (as more particularly described in Appendix B hereto) available at the 58°W Orbital Location for use by Sky Mexico and its Affiliates during the period commencing on the Start of Service Date (as defined in Section 2.1(a) below) and, subject to Sections 1.3 and 1.4 below, continuing until the earlier of (a) the expiration or earlier termination of the Capacity Term, or (b) if Sky Mexico has entered into the IS-9R Agreement, the IS-9R Term Commencement Date (as defined in Section 1.3(c)(ii) below). Sky Mexico and its Affiliates may use the Expansion Transponders to meet the satellite transmission requirements of their own services (but not for resale). Sky Mexico shall cause its Affiliates to comply with the terms of this Agreement, and shall be deemed in material breach of this Agreement for any material failure by any such Affiliate to so comply.
1.3 In-Orbit Sparing Options.
(a) Back-Up for IS-11 In-Orbit Failure. In the event that (x) any transponder on IS-11 suffers, or is reasonably expected to suffer, a failure at any time on or after the “Commencement Date” (as defined in the IS-11 Service Agreement), which failure results, or is reasonably expected to result, in the automatic termination of the IS-11 Service Agreement with respect to such transponder in accordance with Section 7.2 thereof, or (y) Intelsat takes IS-11 out of commercial operation pursuant to Section 7.3 of the IS-11 Service Agreement, and in each case Intelsat is unable to promptly provide, from the same or another Intelsat satellite operating at the 43°W Orbital Location, replacement transponder capacity with materially the same or better coverage and performance (each of the foregoing events described in clauses (x) and (y) hereinafter being referred to as an “IS-11 In-Orbit Failure”), then in either case Sky Brasil and Sky Mexico may, through a joint written notice to Intelsat signed by both Customer Parties, elect to relocate IS-16 to the 43°W Orbital Location and for each IS-11 transponder the use of which is terminated by DIRECTV in accordance with Section 7.2 and/or Section 7.3 of the IS-11 Service Agreement (each, a “Terminated IS-11 Transponder”), DIRECTV may commence using (either directly or through any Affiliate) a Customer Transponder on IS-16 (each, an “IS-11 Replacement Transponder”) in lieu of such Terminated IS-11 Transponder, together with the six (6) additional IS-16 Customer Transponders that will not interfere with existing services on IS-11 (the “Sky Brasil Expansion Transponders”) (the parties acknowledging that if DIRECTV terminated its use of all IS-11 transponders in accordance with Section 7.2 and/or Section 7.3 of the IS-11 Service Agreement, Sky Brasil would be entitled to use a total of twenty-four (24) Customer Transponders on IS-16). Notwithstanding the foregoing, if Intelsat is unable to provide the “Minimum Complement” (as that term is defined in the IS-11 Service Agreement) of IS-11 transponders pursuant to the IS-11 Service Agreement (hereinafter, an “IS-11 Minimum Complement Failure,” which term does not include the normal end-of-life process for IS-11; i.e., the satellite has insufficient fuel to maintain its licensed orbital position, but such circumstance is not caused by a satellite malfunction or any extraordinary event), or is reasonably expected to be unable to do so (as indicated in the most recent Intelsat satellite health report) within 12 months, such written notice need be signed by Sky Brasil only. For the avoidance of doubt, the parties acknowledge that the provision of any IS-11 Replacement Transponder(s) for the Terminated IS-11 Transponder(s) shall be on a one-for-one basis, along with the six (6) Sky Brasil Expansion Transponders that shall be made available to DIRECTV, such that DIRECTV (or its Affiliate, as applicable) is not using, at any given time while IS-16 is located at the 43°W Orbital Location, transponder capacity on more than an aggregate of twenty-four (24) transponders from IS-11 and IS-16. As long as Intelsat makes the Customer Transponders available to Customer, the IS-11 Service Agreement shall remain in full force and effect (notwithstanding the termination rights of DIRECTV pursuant to Sections 7.2 and 7.3 thereof), except with respect to the Terminated IS-11 Transponders and any IS-11 transponders the use of which DIRECTV terminates pursuant to the proviso in clause (ii) of this sentence below, and DIRECTV’s use of the Customer Transponders shall be governed by, and shall be subject to, all of the applicable terms and conditions of the IS-11 Service Agreement (other than

Article 5 thereof), provided that (i) DIRECTV shall not be required to pay Intelsat the “Monthly Fee” payable under Article 3 of such agreement with respect to the IS-11 Replacement Transponders or the six (6) additional Customer Transponders (subject to Customer’s performance of its obligations hereunder) but shall be required to continue to pay such “Monthly Fee” only for the remaining IS-11 transponders that were not terminated in accordance with the terms of the IS-11 Service Agreement (or pursuant to the proviso in clause (ii) of this sentence), and (ii) if an IS-11 Minimum Complement Failure occurred, Customer may elect, by written notice from Sky Brasil only, to discontinue further use of any IS-11 transponders and use all twenty-four (24) Customer Transponders on IS-16. In addition to the payments of such “Monthly Fee” under the IS-11 Service Agreement, if any, following an IS-11 Minimum Complement Failure Customer shall continue to pay Intelsat the Fixed Service Fees and (in lieu of the Variable Service Fees) the Reduced Variable Service Fees as stated in Article 3 below.
DIRECTV may continue to use the IS-11 Replacement Transponders and the Sky Brasil Expansion Customer Transponders on IS-16 until the earliest of (i) the expiration or earlier termination of the Capacity Term under this Agreement, or (ii) if directed by Customer pursuant to a written notice executed by Sky Brasil and Sky Mexico, the date on which LLC (at Intelsat’s direction pursuant to instructions from Customer) relocates the IS-16 Satellite to the 58°W Orbital Location, or (iii) the date on which Intelsat has placed a “Replacement Satellite” (as defined in subparagraph (c) below) at the 43°W Orbital Location with at least twelve (12) customer transponders meeting the applicable performance specifications set forth in the IS-11 Service Agreement, provided that if the Replacement Satellite at the 43°W Orbital Location provides DIRECTV with less than twenty-four (24) customer transponders meeting the applicable performance specifications (as set forth in the IS-11 Service Agreement or, in the case of the Sky Brasil Expansion Transponders, as set forth in the Technical Appendix hereto), then Customer may continue using certain of the IS-11 Replacement Transponders on IS-16, and in any circumstance, Customer may continue using the six (6) additional Sky Brasil Expansion Transponders on IS-16, so that there are an aggregate of twenty-four (24) transponders available to Customer on the Replacement Satellite and IS-16 combined (DIRECTV agreeing that it shall be required to make payment for any of the Replacement Satellite transponders, up to a maximum of twenty-four (24), that meet their applicable performance specifications).
(b) Back-Up for IS-9 In-Orbit Failure. In the event that (x) any transponder on IS-9 suffers, or is reasonably expected to suffer, a failure which results, or is reasonably expected to result, in the automatic termination of the IS-9 Service Agreement with respect to such transponder in accordance with Section 7.3 thereof, or (y) Intelsat takes IS-9 out of commercial operation pursuant to Section 7.4 of the IS-9 Service Agreement, and in each case Intelsat is unable to immediately provide, from the same or another Intelsat satellite operating at the 58°W Orbital Location, replacement transponder capacity with materially the same or better coverage and performance (each of the foregoing events described in clauses (x) and (y) hereinafter being referred to as an “IS-9 In-Orbit Failure”), then in either case Sky Brasil and Sky Mexico may, through a joint written notice to Intelsat signed by both Customer Parties, elect to have IS-16 continue operating at the 58°W Orbital Location (or relocated to the 58°W Orbital Location as the case may be) and for each IS-9 transponder the use of which is terminated by Sky Mexico in accordance with Section 7.3 and/or Section 7.4 of the IS-9 Service Agreement (each, a “Terminated IS-9 Transponder”), Sky Mexico may commence using (either directly or through any Affiliate) an IS-16 Customer Transponder (each, an “IS-9 Replacement Transponder”) in lieu of such Terminated IS-9 Transponder. Notwithstanding the foregoing, if Intelsat is unable to provide the applicable “Minimum Complement” (as such term is defined in the IS-9 Service Agreement) of IS-9 transponders pursuant to the IS-9 Service Agreement (hereinafter, an “IS-9 Minimum Complement Failure,” which term does not include the normal end-of-life process for IS-9; i.e., the satellite has insufficient fuel to maintain its licensed orbital position, but such circumstance is not caused by a satellite malfunction or other extraordinary event), or is reasonably expected to be unable to do so (as indicated in the most recent Intelsat satellite health report) within 12 months, such written notice need be signed by Sky Mexico only. For the avoidance of doubt, the parties acknowledge that the provision of any IS-9 Replacement Transponder(s) for the Terminated IS-9 Transponder(s) shall be on a one-for-one basis such that Customer is not using, at any given time while IS-16 is located at the 58°W Orbital Location, transponder capacity on more than an aggregate of twenty-four (24) transponders from IS-9 and IS-16. As long as Intelsat makes the Customer Transponders available to Customer, the IS-9 Service Agreement shall remain in full force and effect (notwithstanding the termination rights of Sky Mexico pursuant to Sections 7.3 and 7.4 thereof), except with respect to the Terminated IS-9 Transponders and any IS-9 transponders the use of which Sky Mexico terminates pursuant to the proviso in clause (ii) of this sentence below, and Sky Mexico’s use of the Customer Transponders shall be governed by, and shall be subject to, all of the applicable terms and conditions of the IS-9 Service Agreement (other than Article 5 thereof), provided that (i) Sky Mexico shall not be required to pay Intelsat the “Monthly Service Fee” payable under Article 3 of such agreement with respect to the IS-9 Replacement Transponders (subject to Customer’s performance of its obligations hereunder) but shall be required to continue to pay such “Monthly Service Fee” only for the remaining IS-9 transponders that were not terminated in accordance with the terms of the IS-9 Service Agreement (or pursuant to the proviso in clause (ii) of this sentence), and (ii) if an IS-9 Minimum Complement

Failure occurred, Customer may elect, by written notice from Sky Mexico only, to discontinue further use of any IS-9 transponders and use all twenty-four (24) IS-9 Replacement Transponders on IS-16. In addition to the payments of such “Monthly Service Fee” under the IS-9 Service Agreement, if any, following an IS-9 Minimum Complement Failure Customer shall continue to pay Intelsat the Fixed Service Fees and (in lieu of the Variable Service Fees) the Reduced Variable Service Fees as stated in Article 3 below.
Sky Mexico may continue to use the IS-9 Replacement Transponders on IS-16 until the earlier of (i) the expiration or earlier termination of the Capacity Term under this Agreement, or (ii) if directed by Customer pursuant to written notice executed by Sky Brasil and Sky Mexico, the date on which LLC (at Intelsat’s direction pursuant to instructions from Customer) relocates the IS-16 Satellite to the 43°W Orbital Location, or (iii) the date on which Intelsat has placed a “Replacement Satellite” (as described in subparagraph (c) below) at the 58°W Orbital Location with at least nine (9) customer transponders meeting the applicable performance specifications set forth in the IS-9 Service Agreement, provided that if the Replacement Satellite at the 58°W Orbital Location provides Customer with less than twenty-four (24) customer transponders meeting the applicable performance specifications (set forth in this Service Agreement), then Customer may continue using certain of the IS-9 Replacement Transponders on IS-16 so that there are an aggregate of twenty-four (24) transponders available to Customer on the Replacement Satellite and IS-16 combined (Sky Mexico agreeing that it shall be required to make payment for any of the Replacement Satellite transponders, up to a maximum of twenty-four (24), that meet their applicable performance specifications).
(c) Replacement Satellite; Disposition of Failed Transponder Capacity.
(i) Notwithstanding anything contained herein to the contrary, Intelsat shall have the right (which it may exercise in its sole discretion) to replace IS-9 or IS-11 should either suffer a IS-9 Minimum Complement Failure or IS-11 Minimum Complement Failure, as applicable, with another Intelsat satellite (a “Replacement Satellite”) which includes Ku-band transponders that provide materially the same or better coverage and performance than the “Performance Specifications” applicable to the satellite being replaced under the IS-9 Service Agreement or the IS-11 Service Agreement, as applicable (or in the case of the Sky Brasil Expansion Transponders, the “Performance Specifications” applicable thereto in the Technical Appendix), provided that such replacement shall not operate to extend the applicable “Capacity Term” or “Service Term” of the relevant service agreement beyond the date therein specified had the existing satellite remained in service. If Intelsat elects to provide such Replacement Satellite for IS-9, the capacity thereon shall be deemed to be “Substitute Capacity,” as that term is defined and used in the IS-9 Service Agreement, and Sky Mexico shall resume payment for such capacity at the monthly per transponder fees set forth in Section 3.1 of the IS-9 Service Agreement. Likewise, if Intelsat elects to provide such Replacement Satellite for IS-11, it shall be deemed to be a “Replacement Satellite,” as that term is defined and used in the IS-11 Service Agreement, and DIRECTV shall resume payment for such capacity at the monthly per transponder fees set forth in Section 3.1 of the IS-11 Service Agreement. Sky Brasil agrees that any IS-11 Replacement Satellite provided by Intelsat shall be designed to include twenty-four (24) transponders designated for DIRECTV’s use, and DIRECTV shall pay for such capacity at the monthly per transponder fees set forth in Section 3.1 of the IS-11 Service Agreement, provided that if DIRECTV did not use all six (6) of the Sky Brasil Expansion Transponders on IS-16, then Intelsat may not require DIRECTV to use and pay for more than eighteen (18) transponders on the Replacement Satellite plus an additional number of transponders equal to the number of Sky Brasil Expansion Transponders that were so used by DIRECTV. For the avoidance of doubt, if Intelsat utilizes IS-9R as the Replacement Satellite for IS-9 following Sky Mexico’s execution of the IS-9R Agreement, Sky Mexico shall not be required to pay the monthly per transponder fees set forth in Section 3.1 of the IS-9 Service Agreement for more than twelve (12) of such replacement transponders on IS-9R until the IS-9R Term Commencement Date (all as more particularly described in subparagraph (ii) below).
(ii) In any case where Sky Mexico and Intelsat have not already entered into an IS-9R Agreement, and either: (y) Sky Mexico (or an Affiliate, as applicable) is utilizing capacity on IS-16 following an IS-9 Minimum Complement Failure, or (z) Intelsat has notified Sky Mexico of Intelsat’s decision to enter into a procurement contract for a new satellite to replace IS-9 at the 58°W Orbital Location, Sky Mexico shall have the option to cause Intelsat to replace IS-9 at the 58°W Orbital Location with a new satellite ("IS-9R") that includes twenty-four (24) Ku-band transponders which provide materially the same or better coverage and performance than the “Performance Specifications” applicable to Sky Mexico’s payload on IS-16, subject to and conditioned upon the following:
(A) Intelsat shall provide written notice to Sky Mexico of Intelsat’s decision to enter into a procurement contract for IS-9R (the “IS-9R Procurement Notice”), provided that Intelsat shall not give such notice unless it has determined in its reasonable, good faith discretion that either the then projected end of orbital maneuver life of IS-9 or an IS-9 Minimum Complement Failure will occur within the thirty-six (36) month period immediately following the date of such notice. Sky Mexico must notify Intelsat of Sky Mexico’s desire to exercise its option (the “Sky Mexico Option Exercise Notice”) on or before the date (the “IS-9R Determination Date”) which is the earlier of (x) the 180th day following the date of an IS-9 Minimum Complement Failure in the case of clause (ii) (y) above, (y) January 1, 2012, or (z) the 60th day following its receipt of the IS-9R Procurement Notice from Intelsat in the case of clause (ii)(z) above;
(B) During the 90-day period following Intelsat’s receipt of the Sky Mexico Option Exercise Notice, each of Intelsat and Sky Mexico shall endeavor in good faith to negotiate and enter into a service agreement (the “IS-9R Agreement”) which (1) provides for a capacity service term that commences on 1 September 2015 or, if later, the date on which Intelsat has placed IS-9R into service at the 58°W Orbital Location, with at least sixteen (16) transponders meeting the applicable performance specifications, and Intelsat has so certified to Sky Mexico and made such transponders available for its use (the “IS-9R Term Commencement Date”), and continues until the satellite’s end of orbital maneuver life (or if a failed satellite is replaced by Intelsat in accordance with the terms of the IS-9R Agreement, on the 15th anniversary of the applicable service commencement date), subject in each case to any applicable earlier termination provisions (the “IS-9R Term”), (2) commits Sky Mexico to procure services from Intelsat using twenty-four (24) transponders on IS-9R at a monthly rate per transponder of One Hundred Twenty-Five Thousand United States Dollars (U.S.$125,000.00), (3) includes other terms and conditions that are substantially the same as those set forth in the existing IS-9 Service Agreement, as applicable, as the same may be modified as appropriate to reflect changes in the service commencement date, changes in technology and equipment employed, legal requirements and other differences in circumstances that reasonably require modification in, or updating from, the terms and conditions stated therein (provided that (x) subparagraphs (a), (b), (c) and (e) of Section 1.4, Section 1.8, Section 3.2 and Section 17 thereof shall not be included (but provisions substantially similar to Section 16.1 dealing with rights associated with Successor or Collocated Satellites shall be included in the IS-9R Agreement), (y) a provision comparable to Section 5.7 of the IS-11 Service Agreement shall be included, and (z) Section 7.3 thereof shall be modified to permit restoration on a different satellite that provides materially the same or better coverage and performance), and (4) may require Sky Mexico to post collateral in a form and in an amount as determined by Intelsat reasonably in its good faith discretion based upon Intelsat’s analysis of Sky Mexico’s financial condition, payment history and other risk factors (e.g., political, contractual enforcement or other risks), which collateral may include the requirement of a satisfactory parent company guarantee, and in any case, will be subject to negotiation and mutual agreement of the parties.

The parties hereby agree that the provisions contained in this Section 1.3(c)(ii) supersede and replace in their entirety those provisions contained in Section 16.1 of the IS-9 Service Agreement that pertain to a “Successor Satellite” as defined therein, and Intelsat and Sky Mexico shall promptly execute a formal amendment to the IS-9 Service Agreement to acknowledge that such provisions are null and void; and
(C) If Sky Mexico fails to timely provide the Sky Mexico Option Exercise Notice on or before the IS-9R Determination Date, or if the parties fail to execute a binding IS-9R Agreement within the 90-day negotiation period, neither party shall have any further obligation to the other party pursuant to this Section 1.3(c)(ii), provided that such 90-day negotiation period shall be extended until the day immediately preceding the date on which Intelsat (or an Affiliate thereof) thereafter enters into an IS-9R procurement contract.
(iii) In any case where Sky Brasil and Intelsat have not already entered into an IS-11 Replacement Agreement, and either: (y) Sky Brasil (or an Affiliate, as applicable) is utilizing capacity on IS-16 following an IS-11 Minimum Complement Failure, or (z) Intelsat has notified Sky Brasil of Intelsat’s decision to enter into a procurement contract for a new satellite to replace IS-11 at the 43°W Orbital Location, Sky Brasil shall have the option to cause Intelsat to replace IS-11 at the 43°W Orbital Location with a new satellite ("IS-11 Replacement") that includes twenty-four (24) transponders which provide materially the same or better coverage and performance than the “Performance Specifications” applicable to IS-11 under the IS-11 Service Agreement (or in the case of the Sky Brasil Expansion Transponders, the “Performance Specifications” applicable thereto in the Technical Appendix), subject to and conditioned upon the following:
(A) Intelsat shall provide written notice to Sky Brasil of Intelsat’s decision to enter into a procurement contract for the IS-11 Replacement (the “IS-11 Replacement Procurement Notice”), provided that Intelsat shall not give such notice unless it has determined in its reasonable, good faith discretion that either the then projected end of orbital maneuver life of IS-11 or an IS-11 Minimum Complement Failure will occur within the thirty-six (36) month period immediately following the date of such notice. Sky Brasil must notify Intelsat of Sky Brasil’s desire to exercise its option (the “Sky Brasil Option Exercise Notice”) on or before the date (the “IS-11 Replacement Determination Date”) which is the earlier of (x) the 180th day following the date of an IS-11 Minimum Complement Failure in the case of clause (iii) (y) above, or (y) the 60th day following its receipt of the IS-11 Replacement Procurement Notice from Intelsat in the case of clause (iii)(z) above;

(B) During the 90-day period following Intelsat’s receipt of the Sky Brasil Option Exercise Notice, each of Intelsat and Sky Brasil shall endeavor in good faith to negotiate and enter into a service agreement (the “IS-11 Replacement Agreement”) which (1) provides for an “end of life” capacity service term that commences on the date on which Intelsat places the satellite into commercial service and continues until the satellite’s end of orbital maneuver life (or if a failed satellite is replaced by Intelsat in accordance with the terms of the IS-11 Replacement Agreement, on the 15th anniversary of the applicable service commencement date), subject in each case to any applicable earlier termination provisions (the “IS-11 Replacement Term”), (2) commits Sky Brasil to procure services from Intelsat using at least eighteen (18) but no more than twenty-four (24) transponders on the IS-11 Replacement at a monthly rate per transponder of One Hundred Twenty-Five Thousand United States Dollars (U.S.$125,000.00), provided that if Sky Brasil commits to less than twenty (20) transponders on the IS-11 Replacement, then the monthly rate per transponder will be One Hundred Thirty-Nine Thousand, One Hundred Sixty-Six United States Dollars and Sixty-Seven Cents (US$139,166.67), (3) includes other terms and conditions that are substantially the same as those set forth in the existing IS-11 Service Agreement, as applicable, as the same may be modified as appropriate to reflect changes in the service commencement date, changes in technology and equipment employed, legal requirements and other differences in circumstances that reasonably require modification in, or updating from, the terms and conditions stated therein (provided that subparagraphs (a), (b), (c) and (d) of Section 1.4, Section 1.5, and Section 3.2 thereof shall not be included) (provisions substantially similar to Section 15.1 dealing with rights associated with Successor or Collocated Satellites shall be included in the IS-11 Replacement Agreement), and (4) may require Sky Brasil to post collateral in a form and in an amount as determined by Intelsat reasonably in its good faith discretion based upon Intelsat’s analysis of Sky Brasil’s financial condition, payment history and other risk factors (e.g., political, contractual enforcement or other risks), which collateral may include the requirement of a satisfactory parent company guarantee, and in any case will be subject to negotiation and mutual agreement of the parties. The parties agree that Sky Brasil may commit to procure services using up to twenty-four (24) transponders on the IS-11 Replacement, provided that it shall commit to procure services using at least eighteen (18) transponders on the IS-11 Replacement, together with such additional number of transponders that is equal to the number of Sky Brasil Expansion Transponders used by DIRECTV (or its Affiliate) on IS-16 following an IS-11 Minimum Complement Failure. The parties agree that the provisions contained in this Section 1.3(c)(iii) supersede and replace in their entirety those provisions contained in Section 15.1 of the IS-11 Service Agreement that pertain to a “Successor Satellite” as defined therein, and Sky Brasil shall cause DIRECTV to execute an amendment to the IS-11 Service Agreement to acknowledge that such provisions are null and void.

(C) If Sky Brasil fails to timely provide the Sky Brasil Option Exercise Notice on or before the IS-11 Replacement Determination Date, or if the parties fail to conclude a binding IS-11 Replacement Agreement within the 90-day negotiation period, neither party shall have any further obligation to the other party pursuant to this Section 1.3(c)(iii), provided that such 90-day negotiation period shall be extended until the day immediately preceding the date on which Intelsat (or an Affiliate thereof) thereafter enters into an IS-11 replacement procurement contract.
(iv) Intelsat shall use commercially reasonable efforts to place IS-9R or the IS-11 Replacement into commercial service within three (3) years of the execution of the IS-9R Agreement or the IS-11 Replacement Agreement, as applicable. Following Intelsat’s provision of service on any such satellite, Customer shall discontinue further use of Customer’s Transponder Capacity on IS-16, and such satellite shall resume its function as an in-orbit spare; provided, however, that if such replacement satellite provides less than twenty-four (24) Customer Transponders in the case of IS-9R, or less than twenty-four (24) Customer Transponders in the case of the IS-11 Replacement, then Customer may continue using certain of the IS-16 Transponders so that there are an aggregate of twenty-four (24) transponders available for Customer’s use on the Replacement Satellite and IS-16, and provided further that Customer shall use all of the transponders on the Replacement Satellite that meet their applicable performance specifications.
(v) In any case where either Customer or any of its Affiliates, as applicable, is utilizing capacity on IS-16 as a back-up following an IS-9 In-Orbit Failure or an IS-11 In-Orbit Failure, Customer and its Affiliates and Intelsat shall cease any further use of the transponders that are being replaced. Notwithstanding the foregoing, if Intelsat has provided a Replacement Satellite, Intelsat shall thereafter have the sole and exclusive use of such replaced transponder capacity for any purpose(s), including the use of such capacity to provide satellite transmission services to other customers of Intelsat or its Affiliates (Intelsat and such Affiliates hereinafter sometimes being referred to as the “Intelsat Companies”); provided, however, that such use by Intelsat or its other customers shall be on a non-interfering basis to both Customer Parties’ use of capacity hereunder at the 43°W Orbital Location and 58°W Orbital Location.

(d) Sale of Preemptible Capacity. Intelsat and its Affiliates may, with the prior written consent of and with a revenue share agreement that is acceptable to Customer (such consent to be withheld or granted in Customer’s sole discretion), use all or any portion of the Customer Transponders on IS-16 to provide satellite transmission services, on a preemptible but non-interfering basis, to other third party customers that do not provide direct-to-home services to Mexico, Brazil or the “Pan-Americana” region (i.e., the predominately Spanish speaking countries of South America and Central America) during any period in which Customer is not utilizing Customer’s Transponder Capacity.
(e) Approval for Movement of the Satellite as a Back-Up. Notwithstanding anything in this Section 1.3 to the contrary, if the Satellite is in use as a back-up due to an IS-9 or IS-11 Minimum Complement Failure at either the 43°W Orbital Location or the 58°W Orbital Location, then the Satellite shall not be moved by LLC from such Orbital Location unless Customer provides written notice, signed by both Sky Mexico and Sky Brasil, directing Intelsat to move the Satellite.
(f) The parties acknowledge that: (i) in the event Intelsat provides one or more Replacement Satellites hereunder or subsequently launches a satellite into either the 43°W Orbital Location or the 58°W Orbital Location as a replacement therefor, the parties’ rights and obligations specified in Sections 1.3(a) and (b) above with respect to IS-16 shall likewise apply to such other satellite(s); (ii) any Replacement Satellite (including IS-9R and the IS-11 Replacement) located by Intelsat at the 43°W Orbital Location or the 58°W Orbital Location may include payloads that Intelsat will utilize to provide services to other Intelsat customers, provided that such operation thereof shall be on a non-interfering basis to both Customer Parties’ use of capacity hereunder at the 43°W Orbital Location and 58°W Orbital Location; and (iii) IS-16 will not include any transponder capacity other than the Customer Transponders.
1.4 Use of IS-16 in Lieu of IS-9R or an IS-11 Replacement Satellite.
(a) Subject to subparagraphs (c) and (d) below, and provided that as of September 1, 2015 Sky Mexico and Intelsat have not already entered into the IS-9R Agreement and IS-16 has not suffered a Total Loss (as defined in Appendix F), then commencing on September 1, 2015 and continuing until expiration of the Capacity Term (the “Sky Mexico Exclusive Use Term”): (i) Intelsat shall make available all twenty-four (24) Customer Transponders on the IS-16 Satellite for use by Sky Mexico and any of its Affiliates; and (ii) Sky Mexico’s primary use of the IS-16 Capacity (as replacement of its IS-9 capacity) shall thereafter be governed by the terms and conditions set forth in this Agreement. In this event, Sky Brasil shall still be entitled to use the IS-16 capacity at the 43°W Orbital Location as backup for IS-11 (or any replacement(s) thereof) during the Sky Mexico Exclusive Use Term in accordance with the provisions of Section 1.3(a) upon written notice to Intelsat following an IS-11 or IS-11R Minimum Complement Failure, but only if Sky Mexico was not otherwise using IS-9 Replacement Transponders on IS-16 at the 58°W Orbital Location following an IS-9 Minimum Complement Failure. Notwithstanding the foregoing, Sky Brasil’s right to so use the IS-16 capacity as backup for IS-11 (or any replacement(s) thereof) at the 43°W Orbital Location in this case is conditioned upon Sky Brasil entering into an IS-11 Replacement Agreement with Intelsat on the terms described in Section 1.3(c)(iii)(B) above within sixty (60) days of the date on which Intelsat commences the drift of the Satellite to the 43°W Orbital Location, or in the absence of such agreement, Sky Brasil shall, from and after the date of the Satellite’s relocation to the 43°W Orbital Location, be obligated to pay Intelsat each Sky Mexico MRC payment as the same is due (or as the same would have been due if Intelsat terminates this Agreement as to Sky Mexico) from Sky Mexico from and after the date of such relocation for the provision of such capacity if and to the extent each such payment is not made by Sky Mexico for the period in question (each of such payments owed by Sky Brasil hereinafter being referred to as a “Sky Brasil Substitute MRC Payment”).
(b) During each month of the Sky Mexico Exclusive Use Term, in addition to any Service Fees payable pursuant to Section 3.1, but subject to the outage/restoration provisions of Article 5, Sky Mexico shall pay Intelsat a monthly recurring charge (the “Sky Mexico MRC”) of Sixty-Two Thousand, Five Hundred United States Dollars (US$62,500) per month for each of the twenty-four (24) Customer Transponders on the IS-16 Satellite made available by Intelsat for Sky Mexico’s use. During the Sky Mexico Exclusive Use Term, any Transponder that suffers, or had previously suffered, a Confirmed Failure shall, unless restored to its Performance Specifications within thirty (30) days of such Confirmed Failure, cease to be a Customer Transponder or be subject to this Agreement and may be used exclusively by Intelsat for any non-interfering purpose(s), including the use of such capacity to provide satellite transmission services to other customers of Intelsat or its Affiliates.
(c) Notwithstanding subparagraph (a) above, if (i) as of September 1, 2015 Sky Brasil is using IS-11 Replacement Transponders on IS-16 at the 43°W Orbital Location following an IS-11 Minimum Complement Failure, and (ii) prior to September 1, 2015 Intelsat and Sky Brasil entered into the IS-11 Replacement Agreement or Intelsat otherwise provided written notice to Sky Brasil of Intelsat’s decision to provide a Replacement Satellite at the 43°W

Orbital Location pursuant to Section 1.3(c) above, then the commencement of the Sky Mexico Exclusive Use Term will be delayed, and Sky Mexico’s obligation to commence payment of the Sky Mexico MRC to Intelsat will be deferred, until such time as LLC has moved IS-16 back to the 58°W Orbital Location for Sky Mexico’s use following deployment of an IS-11 Replacement Satellite at the 43°W Orbital Location with at least twelve (12) customer transponders meeting the applicable performance specifications set forth in the IS-11 Service Agreement. If the condition in the preceding clause (i) is met, but the condition in the preceding clause (ii) is not met, then commencing on September 1, 2015 and continuing until expiration of the Capacity Term (the “Sky Brasil Exclusive Use Term”), Intelsat shall make available twenty-four (24) Customer Transponders on the IS-16 Satellite for use by Sky Brasil. During the Sky Brasil Exclusive Use Term, Sky Brasil’s primary use of the IS-16 Capacity (as replacement of its IS-11 capacity) shall thereafter be governed by the terms and conditions set forth in this Agreement.
(d) During each month of the Sky Brasil Exclusive Use Term, in addition to any Service Fees payable pursuant to Section 3.1, but subject to the outage/restoration provisions of Article 5, Sky Mexico shall pay Intelsat an MRC of Sixty-Two Thousand, Five Hundred United States Dollars (US$62,500) per month (the “Sky Brasil MRC”) for each of the twenty-four (24) Customer Transponders on the IS-16 Satellite made available by Intelsat for Sky Brasil’s use. During the Sky Brasil Exclusive Use Term, any Transponder that suffers, or previously had suffered, a Confirmed Failure shall, unless restored to its Performance Specifications within thirty (30) days of such Confirmed Failure, cease to be a Customer Transponder or be subject to this Agreement and may be used exclusively by Intelsat for any non-interfering purpose(s), including the use of such capacity to provide satellite transmission services to other customers of Intelsat or its Affiliates.
(e) Notwithstanding anything to the contrary in this Agreement, (i) under no circumstances will the Sky Mexico MRC and the Sky Brasil MRC be due and payable for the same period of time, (ii) neither the Sky Mexico MRC nor the Sky Brasil MRC shall be due if Sky Mexico and Intelsat have entered into the IS-9R Agreement prior to September 1, 2015, and (iii) the Sky Mexico MRC and the Sky Brasil MRC shall cease to be due and payable upon the execution of an IS-9R Agreement if such execution occurs after September 1, 2015.
1.5 Transmission Plan for Transponders. Customer’s transmissions to the Satellite (which may be performed by one or more third party uplink providers, as provided in Section 4.4 below) shall conform to digital transmission plans to be submitted by Customer to Intelsat and that shall be subject to Intelsat’s prior written approval, not to be unreasonably withheld. The transmission plan shall include such information as called for in Customer’s current transmission plan approved by Intelsat for Customer’s transmissions to IS-9 and such other technical information as Intelsat may require in its reasonable engineering judgment to manage the operation of its satellites. Customer shall be permitted to modify these transmission plans from time to time, subject to Intelsat’s prior written approval. Intelsat shall not unreasonably withhold or delay its approval of a transmission plan or modification to such a plan, which approval shall be based solely upon the considerations identified in Section 4.1 below. Intelsat makes no representation, warranty, or covenant regarding the efficacy of the use of any number of carriers or other alternative uses of capacity provided under this Agreement. If not otherwise provided by Intelsat pursuant to separate agreement, Customer will provide Intelsat, at no cost to Intelsat, with equipment necessary to decode its signals.
1.6 Covenants on Use. Subject to the provisions of this Agreement, if the Fixed Service Fees have been paid in full, the Customer Parties (other than a defaulting Customer Party to whom Intelsat is entitled to deny access in accordance with Section 7.5) and their respective Affiliates may use the IS-16 Satellite for any lawful purpose related to their own transmissions needs and services of whatever nature. In any circumstances in which Customer is permitted above to allow the Customer Transponders to be used by other Affiliates, Customer shall remain ultimately responsible to Intelsat for all such use. In such circumstances, Customer’s responsibilities to Intelsat with respect to Customer’s use of Customer Transponders, Customer’s transmissions to the Satellite, Customer’s programming and the responsibilities of Customer to Intelsat for other activities hereunder shall be read to include the use, transmissions, programming, and activities of any such other entity.
1.7 TT&C Services. During the Capacity Term, Intelsat shall perform tracking, telemetry, control, command, monitoring and other related services (collectively, the “TT&C Services”) to operate and control the Satellite at the 58°W Orbital Location or, as applicable, at the 43°W Orbital Location. The TT&C Services shall be performed at all times in a manner consistent with Intelsat’s standard operating procedures and processes for its own fleet. Sky Brasil and Sky Mexico may jointly request Intelsat to relocate the IS-16 Satellite to any other non-Intelsat orbital location (an “Alternative Location") and to continue provision of the TT&C Services from such location, provided that such relocation shall be subject to Intelsat’s prior consent, which it may withhold in its reasonable discretion on the basis of FCC licensing, ITU or other similar regulatory concerns. In addition, any such relocation at the request of Sky Brasil and Sky Mexico to an Alternative Location shall be subject to: (a) Intelsat’s receipt of any and all necessary or appropriate governmental authorizations (the parties acknowledging that Intelsat will not be required to assign any regulatory authorizations to Customer related to operation of the Satellite at any orbital location) and, where reasonably required, its ability to lease or otherwise secure new equipment and/or facilities necessary to accommodate such request; (b) Customer’s reimbursement to Intelsat (within 30 days of invoice) of its incremental costs as and when they are incurred in completing such effort, whether or not successful, including (without limitation) for additional internal labor, at Intelsat’s then-current labor rates, associated with the operation of the Satellite at the Alternative Location. Customer acknowledges that Intelsat shall, in its reasonable discretion, determine the drift rate with respect to any relocation hereunder.
ARTICLE 2. CAPACITY TERM.
2.1 Capacity Term.
(a) This Agreement shall be effective as of the Execution Date. The “Capacity Term” shall commence on the date (the “Start of Service Date”) that: (i) IS-16 has been placed in the 58°W Orbital Location (or the 43°W Orbital Location, as applicable), and (ii) Intelsat has so certified to Customer in writing and made one or more Transponders that meet the Performance Specifications available to Customer for its use; provided, however, that if IS-16 suffers a “Total Loss” (as defined below) prior to the Start of Service Date, Intelsat shall promptly deliver notice thereof to Customer, and either party shall have the right to terminate this Agreement as provided in Section 7.1 below upon written notice to the other party, which notice must be given no later than sixty (60) days following the date of Intelsat’s Total Loss notice, or notice of delay to launch. The term “Total Loss” is defined in Appendix F attached hereto. Intelsat shall give the certification to Customer required for the Start of Service Date to occur, if it would be true and correct, when the Satellite is ready to be placed into commercial service. Subject to the foregoing, if one or more, but not all, of the Transponder(s) that constitute the Customer Transponder Capacity meet the Performance Specifications, Intelsat shall so state in its certification, and the Capacity Term shall commence. If any Transponder fails to meet the Performance Specifications, and is therefore not a Customer Transponder, then: (i) during the period prior to 1 September 2015 (and if Sky Mexico contracts to procure capacity services from Intelsat on IS-9R pursuant to the IS-9R Agreement, then during the period after the date of such agreement), such Transponder shall remain available for Customer’s use as provided herein, subject to any applicable salvage rights under the “Launch Insurance Policy,” as defined below (such rights being shown in Appendix F hereto); and (ii) during the Sky Mexico Exclusive Use Term or the Sky Brasil Exclusive Use Term (as applicable), such Transponder shall (unless the Parties otherwise agree upon an alternative payment arrangement) be reserved for Intelsat’s exclusive use for any purpose(s), including the use of such capacity to provide satellite transmission services to other customers of Intelsat or its Affiliates.

(b) Subject to the early termination provisions of this Agreement, the Capacity Term shall continue until the Satellite is taken out of commercial service and permanently de-orbited pursuant to Section 7.2(a).
2.2 Pre-Start of Service Date Testing. LLC shall have its manufacturer conduct the pre-Start of Service Date testing of the Satellite in a manner that does not interfere with the operations of IS-9 or IS-11, as applicable. Intelsat shall use all reasonable efforts to coordinate with Customer to allow Customer, in consultation with Intelsat, to test Customer’s transmit and receive equipment to be used with the Satellite on a noncommercial basis prior to the Start of Service Date, provided that such tests do not interfere with any in-orbit testing, maneuvers, or other related activities that are being conducted or with any operations of IS-9. Customer shall comply with all of the provisions of this Agreement regarding such transmissions and any other additional restrictions of which it may be notified vis-a-vis the requirement not to interfere with the in-orbit tests or related activities relative to the Satellite or with the operations of IS-9.
2.3 Insurance. LLC shall procure, at its own expense, launch risk management insurance coverage (the “Launch Insurance Policy”) to insure against a “Partial Loss” or “Total Loss” (as defined in Appendix F) affecting the IS-16 Customer Transponders that may occur during the period commencing at the time of “Intentional Ignition” of IS-16 (as such term will be defined in the Launch Insurance Policy (and such definition is provided to Customer) following Intelsat’s execution of the launch services agreement and which definition will coincide with the time at which attachment of risk occurs under the Launch Insurance Policy) and continuing for a period that expires at 12:01 A.M. on the first anniversary thereof (the “Insurance Term”).
ARTICLE 3. SERVICE FEE PAYMENTS.
3.1 Service Fees. Sky Brasil and Sky Mexico shall be apportioned liability pursuant to this Agreement in the amount of 40% and 60%, respectively (such percentages hereinafter referred to as such Customer Party’s “Allocated Share”). In accordance with their respective Allocated Shares, Sky Brasil and Sky Mexico each agrees to pay a service fee to Intelsat as follows:
(a) As partial consideration for Intelsat’s provision of the IS-16 Service, Sky Brasil and Sky Mexico shall pay Intelsat a one-time fixed service fee in the aggregate amount of Two Hundred, Thirty-One Million, Forty-One Thousand United States Dollars (US$231,041,000) (the “Fixed Service Fee”), payable in two lump sum payments (each, an "Installment Payment”) as follows:

(i) The first Installment Payment shall be in the amount of Forty-Six Million, One Hundred Sixty-Two Thousand United States Dollars (US$46,162,000) and shall be due and payable within ten (10) days of the Start of Service Date; and
(ii) The second Installment Payment shall be in the amount of One Hundred, Eighty-Four Million, Eight Hundred Seventy-Nine Thousand United States Dollars (US$184,879,000) and shall be due and payable on the last day of the Insurance Term; and
(b) As further consideration for Intelsat’s provision of the IS-16 Service and its provision of the TT&C Services, during the period commencing on the Start of Service Date hereunder and continuing until 1 September 2015 (such period of time to be referred to herein as the “Variable Fee Period”), Customer shall pay Intelsat a variable monthly service fee (the “Variable Service Fee”) of Two-Hundred Fifty Thousand U.S. Dollars (US$250,000) (with partial months pro-rated). Notwithstanding the foregoing, during any portion of the Variable Fee Period in which either Sky Mexico or Sky Brasil is using additional Transponder Capacity on IS-16 following an IS-9 Minimum Complement Failure or an IS-11 Minimum Complement Failure, or fewer than nine (9) of the Expansion Transponders meet the Performance Specifications and are available to Sky Mexico as described in Section 1.1(a) above, Customer shall pay Intelsat a reduced Variable Service Fee (the “Reduced Variable Service Fee”) of One-Hundred Sixty-Six Thousand, Six Hundred and Sixty-Six U.S. Dollars (US$166,666) (with partial months pro-rated) per month. The Variable Service Fee, or the Reduced Variable Service Fee, if applicable, is inclusive of all IS-16 FCC fees (including, but not limited to, registration fees, filing fees, regulatory fees, annual fees, etc.), other than fees that are associated with the nature of Customer’s usage (e.g., universal service fund fees) or as may be associated with any relocation, or effort to relocate the Satellite to an Alternative Location at Customer’s direction in accordance with Section 1.7 above. For the avoidance of doubt, Customer shall continue to pay Intelsat the Fixed Service Fee in full notwithstanding any reduction of the Variable Service Fees. The Fixed Service Fee and the Variable Service Fee (or the Reduced Variable Service Fee, as applicable) are hereinafter referred to collectively as the “Service Fee.” Subject to Sections 1.4 and 1.7 above, at the conclusion of the Variable Fee Period, Intelsat shall continue to provide the IS-16 Service and TT&C Services free of charge to Customer (i.e., no additional Service Fee shall be due or payable).

(c) If one or more of the Customer Transponder(s) does not meet the Performance Specifications (each, a “Failed Transponder”) such that Intelsat has a claim for a Partial Loss or a Total Loss under the Launch Insurance Policy (and provided that notice of such failure is given to Intelsat by Sky Brasil or Sky Mexico as soon as practicable, but in event within fifteen (15) days, after either of such parties learns of the occurrence of such failure to meet such Performance Specifications), then Sky Brasil’s and Sky Mexico’s obligations to pay the Installment Payment(s) shall be reduced or refunded (x) pro rata based upon the same proportion that the number of Failed Transponders bears to the total number of Customer Transponders (i.e., 24); or (y) in full if there is a Total Loss. With respect to each Failed Transponder, any such adjustment to the Installment Payment(s) shall be reduced to take into account any period in which such transponder was available for Customer’s use prior to its becoming a Failed Transponder in the same manner that any claim made by LLC under its Launch Insurance Policy would be limited to the actual loss in operational capability based on an orbital design life of 15 years (or, if less, the applicable mission life under the Launch Insurance Policy). By way of example, if ten (10) of the Customer Transponders are Failed Transponders as of the Start of Service Date (i.e., prior to the first Installment Payment date), then each Installment Payment would be reduced by 41.66%. Similarly, if ten (10) of the Customer Transponders become Failed Transponders eleven (11) months after the Start of Service Date (but prior to the second Installment Payment date), then the second Installment Payment would be reduced by $90,383,239 resulting in a Second Installment payment of $94,495,761 (see methodology for calculating such reduction in Appendix E hereto).
Provided that LLC is not in breach of its insurance obligations as stated in Section 2.3, each of Sky Brasil and Sky Mexico acknowledges that it shall not be entitled to any refund or reduction of the Fixed Service Fees if a Customer Transponder becomes a Failed Transponder such that the loss is not covered by the Launch Insurance Policy.
(d) The Service Fee shall be apportioned between Sky Brasil and Sky Mexico so that Sky Brasil and Sky Mexico shall pay a percentage of each fee that shall equal its Allocated Share thereof. Sky Brasil’s and Sky Mexico’s obligation to pay its Allocated Share of such Service Fee shall be several and not joint.
(e) If LLC receives any liquidated damage payment(s) from the Satellite contractor or launch vehicle services provider for late delivery or mass penalties related to the Satellite, the Fixed Service Fee shall be reduced by the amount of such payment(s); provided, however, that Sky Mexico and Sky Brasil acknowledge that LLC may, subject to receipt of their prior consent (not to be unreasonably withheld, conditioned or delayed), waive any liquidated damages in connection with its oversight and management of the IS-16 procurement program. Likewise, if LLC is required to pay the Satellite contractor and/or launch vehicle services provider any incentive fee(s) for early delivery of the IS-16 spacecraft, the Fixed Service Fee shall be increased by the amount of such incentive payment(s), but not by more than shown in the contractual excerpts setting forth these incentives that are set forth in Appendix G hereto. In the case of any adjustment of the Fixed Service Fee hereunder, the Installment Payments shall be adjusted on a pro rata basis.
3.2 Manner of Payment. Sky Mexico and Sky Brasil shall make all payments of their Allocated Shares of the Variable Service Fee (or, as applicable, the Reduced Variable Service Fee) no later than the first business day of each month of the Capacity Term and Sky Mexico shall make all payments of the applicable MRC as set forth in Section 1.4, in advance, no later than the first business day of each month during the Sky Mexico Exclusive Use Term or the Sky Brasil Exclusive Use Term, as applicable, in each case following receipt by such Customer Party of Intelsat’s invoice at least thirty (30) days in advance of payment (it being acknowledged that each Customer Party shall have thirty (30) days following receipt of the relevant invoice to remit payment); provided that the first Variable Service (or Reduced Variable Service Fee) payment shall be due and payable within five (5) business days following the Start of Service Date and the first MRC payment shall be due and payable within five (5) business days following the commencement of the Sky Mexico Exclusive Use Term or the Sky Brasil Exclusive Use Term, as applicable (in each case as the same shall be proportional (i.e., prorated) for a partial calendar month). In the case of Sky Mexico invoicing, each invoice shall include the corporate name of Sky Mexico as stated in this Agreement (including punctuation), Mexican tax identification number and correct billing address and the amount due. Any other payments required to be made hereunder shall be due and payable thirty (30) days from invoice. Sky Mexico and Sky Brasil shall make all payments (i) in U.S. dollars without offset, deduction or withholding and (ii) by bank wire transfer to such bank account as Intelsat may designate by written notice to Sky Mexico and Sky Brasil, or by cashier’s or certified check, from a U.S. bank, delivered to Intelsat at such address as Intelsat may designate by written notice to Sky Mexico and Sky Brasil. In addition, Sky Mexico and Sky Brasil shall be responsible for their Allocated Shares of any and all transfer, or other similar charges. All payments shall be deemed to be made only upon Intelsat’s receipt of collected funds. For the avoidance of doubt and except as set forth in Sections 1.3(d) and 3.1(c) and (e) above, each of Sky Mexico and Sky Brasil acknowledges that it shall not be entitled to any credits, deductions or other form of set off against any payment of the Service Fee (including any component thereof) due to the failure of a Customer Transponder or any service degradation during the Capacity Term, provided that Sky Mexico shall be entitled to outage credits against payments of the applicable MRC in accordance with the provisions set forth in Article 5 below. At the beginning of every calendar year, Intelsat shall, at the Sky Mexico’s request, send Sky Mexico a U.S. resident certificate for tax purposes.
3.3 Late Payment. Any payments due from any party and not received within five (5) days after the due date shall be subject to a delinquency charge (liquidated damages) at the rate of one percent (1%) per month, or the highest rate permitted by law, if less, on such overdue amount from the due date until it is actually received by the party that is owed. The parties acknowledge that such delinquency charge is reasonable under all the circumstances existing as of the Execution Date.
3.4 Taxes. With the exception of any Excluded Income Tax (as defined below), FCC fees excluded under 3.1(b) above, property tax (but not including property taxes on the Satellite itself) or employment tax imposed on Intelsat or any Affiliate of Intelsat (defined as an “Intelsat Company”), each of Sky Mexico and Sky Brasil shall pay for and indemnify and hold harmless Intelsat and any Intelsat Company from their respective Allocated Shares of any taxes, charges, levies, duties, usage (for spectrum or otherwise) or other fees (including, without limitation, value added taxes, universal service fund contribution charges, landing rights, non-U.S. income, and other similar taxes and charges, if any) which may be asserted against Intelsat, any Intelsat Company, or the Customer by any governmental entity with respect to or arising out of this Agreement (collectively, “Taxes”). If any Taxes are so asserted, Sky Mexico and Sky Brasil agree to pay Intelsat that amount, if any, which ensures that Intelsat receives the same amount, after reduction for, or payment of, such Taxes, as it would have received had such Taxes not been asserted (“Customer Indemnified Taxes”). If any Taxes are asserted with respect to the Satellite itself, the point of space that it occupies or the frequencies employed, and such Taxes are not specifically attributable to the Customer’s Transponder Capacity, then Sky Mexico and Sky Brasil shall be responsible only for its proportional allocation of such Taxes as determined by Intelsat acting in good faith.
Notwithstanding the foregoing, each Customer Party shall be solely responsible for, and shall pay for and indemnify and hold harmless Intelsat and any Intelsat Company from 100% of any Taxes that relate solely to a payment made by such Customer Party to Intelsat hereunder and are not levied in connection with or as a result of the other Customer Party’s payments hereunder. Any Taxes related to payments of the Sky Mexico MRC or the Sky Brasil MRC shall be paid by Sky Mexico.

As used herein, the term “Excluded Income Tax” means any Taxes on Intelsat’s or any Intelsat Company’s net income that are imposed because of a connection between Intelsat or such Intelsat Company and the jurisdiction imposing such Taxes other than a connection arising in respect of this Agreement or the implementation thereof.
ARTICLE 4. CUSTOMER’S OBLIGATIONS.
4.1 Non-interference and Use Restrictions. Customer’s transmissions to and from the Satellite and its use of the IS-16 Service shall comply in all material respects with all applicable governmental laws, rules and regulations. Customer will follow established practices and procedures for frequency coordination and will not use the IS-16 Service in a manner which would or could be expected to, under standard engineering practices, harm the Customer’s Transponder Capacity or interfere with the use of or harm any portion of the Transponder from which the Customer’s Transponder Capacity is provided that is not assigned to Customer, any other Transponder, the Satellite, or any other in-orbit satellite or transponder on such satellite. Customer shall also comply with the “Operational Requirements” set forth in Appendix C, as the same may be modified from time to time by Intelsat, in its reasonable discretion and on prior notice to Customer.
4.2 Terrestrial Facilities. Customer shall be responsible for the provision, installation, operation, maintenance of, and for securing all necessary licenses and/or authorizations for all earth station facilities and equipment (“Customer-Provided Facilities”), for transmitting signals to, or receiving signals from, the Satellite in accordance with the requirements set forth in this Agreement. Any provision by Intelsat to Customer of earth station or other terrestrial facilities or services shall be the subject of a separate agreement.
Subject to Intelsat’s right to control its own costs, Intelsat shall provide reasonable consultative assistance to Customer in evaluating data, setting test criteria, assessing possible causes, and addressing associated regulatory issues that Customer may encounter with respect to any widespread (over any particular area) terrestrial RF interference that Customer may find is affecting the use of the Customer Transponders within Mexico (or Brazil). The foregoing notwithstanding, it is understood and agreed that the absence of terrestrial interference is not a Performance Specification under this Agreement.

4.3 Customer’s Transmitting Stations. Customer will configure, equip and operate its transmit facilities so that the interface of these facilities, in outer space, with the Satellite shall conform to the characteristics and technical parameters of the Satellite as specified in Appendix B. Customer will follow Intelsat’s procedures for initiating, or terminating any transmission to the Satellite. Customer will operate all transmit facilities in a manner that allows for cessation of, and will cease, transmission immediately upon receiving notice from Intelsat under Section 14.5(a) (“Telephone Notices”). Customer will furnish such information regarding the technical parameters of its transmissions as may be required by Intelsat in its good faith engineering judgment prior to commencing, during, and upon the conclusion of any transmission to the Satellite.
For the purpose of implementing this Agreement, Intelsat shall have the right, but not the obligation, to inspect any Customer-Provided Facilities together with associated facilities and equipment used by Customer, or by a third party under the authority of Customer, to transmit to any of the Customer’s Transponder Capacity. Intelsat will comply with all reasonable Customer rules and requirements associated with such facilities, and will use all reasonable efforts to schedule inspections to minimize the disruption of the operation of the facilities, and Customer shall make the facilities available for inspection at all reasonable times during normal business hours.
4.4 Customer Uplink Providers. Customer shall be permitted to contract with other parties to transmit its signals to, or receive its signals from the Satellite; provided, that Customer requires its contractors to comply with all of the requirements of this Agreement regarding transmissions to, or reception from, the Satellite. If Customer retains third parties as permitted by the previous sentence, these third parties’ facilities shall be deemed to be Customer-Provided Facilities and the acts and omissions of these third parties in connection with the transmission or reception of Customer’s signals shall be deemed to be the acts and omissions of such third parties and of Customer.
4.5 Third Party Use. Without implying any right of Customer to permit any third party use of the Customer’s Transponder Capacity other than as provided herein, Customer shall be responsible to Intelsat for any third party use or transmissions that is/are permitted by Customer to the same extent as it would be for Customer’s own use or transmissions and references in this Agreement with respect to Customer’s responsibilities to Intelsat regarding Customer’s use or transmissions shall be interpreted accordingly.

4.6 Consistent Application of Satellite Operating Procedures. Without implying any right of Intelsat to permit any third party use of the Satellite other than as provided herein, Intelsat shall have similar (but not necessarily identical) restrictions not to interfere with or cause physical harm to the Satellite, its Transponders, and other satellites and their transponders, as contained in this Agreement with all other customers, including any of its Affiliates, having a right to uplink to the Satellite and shall enforce these restrictions (and, to the extent it may use them for its own services, follow these restrictions itself) in a consistent and nondiscriminatory manner vis-a-vis Customer and the other customers with a right to uplink to the Satellite. Allowing for the fact (understood and accepted by Customer) that technical variations in the kinds of transmissions that different customers may employ, different performance characteristics of different Transponders, differences in the use of adjacent frequencies or the same frequencies on other satellites, other technical factors, and the use of different uplink providers and facilities may require the application of different restrictions to achieve the same non-interference and satellite protection goals, Intelsat shall not require Customer to follow Operational Requirements or transmission procedures that are more stringent than those imposed upon other customers on the same Satellite in comparable technical circumstances.
ARTICLE 5 RESTORATION.
5.1 Certain Outage Definitions. For purposes of determining Customer’s and Intelsat’s respective rights and responsibilities in the event of a failure of Customer’s Transponder Capacity, the following definitions apply:
(a) "Confirmed Failure” means Measured Failure(s) of Customer’s Transponder Capacity to meet the Performance Specifications for any of the following periods:
(i) six (6) consecutive hours;
(ii) ten (10) cumulative hours in any consecutive thirty (30)-day period;
(iii) ten (10) or more Outage Units within any consecutive thirty (30)-day period; or
(iv) any period of time following a catastrophic event that makes it clearly ascertainable that a failure described in any of clauses (i), (ii), or (iii) will occur.

(b) "Measured Failure” means a failure of Customer’s Transponder Capacity to meet the Performance Specifications that is confirmed by Intelsat in good faith, based upon objective engineering evidence available to it. Such a failure, if so confirmed, shall be deemed to (i) commence when Customer notifies Intelsat or Intelsat otherwise has actual knowledge, recorded at Intelsat’s network operations center, of the occurrence of such a failure, and (ii) end when Intelsat notifies Customer or Customer has actual knowledge (where applicable, recorded at Customer’s facilities responsible for outage monitoring) that the Customer’s Transponder Capacity has been restored and is meeting the Performance Specifications. For purposes of determining a Confirmed Failure, any period during which Customer continues to use Customer’s Transponder Capacity after being notified by Intelsat to discontinue use to allow for testing or other remedial measures shall not count as a period of Measured Failure.
(c) "Outage Unit” means the Measured Failure of Customer’s Transponder Capacity to meet its Performance Specifications for a period of two (2) consecutive minutes or more; provided that any such failure that occurs within the same one (1) hour period shall constitute but one and the same failure; provided further that the foregoing exception shall not be applied to count multiple failures that occur over a period of greater than one (1) hour, but each within one (1) hour of another, as a single failure (e.g., three (3) failures, each otherwise meeting the definition of an Outage Unit, that occur over ninety (90) minutes would constitute two (2) Outage Units, regardless of the timing of the middle failure).
(d) “Spare Equipment” means certain spare power component equipment units on the Satellite.
(e) "Substitute Capacity” means capacity that is equivalent to Customer’s Transponder Capacity on another Transponder meeting the Performance Specifications in the same Beam(s) of the Satellite as such Customer’s Transponder Capacity.
5.2 Exclusions. A Confirmed Failure shall not be deemed to have occurred if such failure is due to: (a) the failure or non-performance of any Customer-Provided Facility; (b) the fault, negligent act, a failure to act of Customer, its employees, or agents; or (c) intermittent failures due to sun outages, meteorological, or astronomical disturbances.
5.3 Restoration. If, after the Start of Service Date, the Customer’s Transponder Capacity suffers a Confirmed Failure, Intelsat shall, as soon as possible and to the extent technically feasible, employ Spare Equipment or Substitute Capacity, if available.

5.4 Confirmed Outage. During the Sky Mexico Exclusive Use Term or the Sky Brasil Exclusive Use Term, if any, there shall be deemed to have occurred a “Confirmed Outage” of a Customer Transponder if it fails to meet the Performance Specifications for a continuing and uninterrupted period of thirty (30) minutes (or, if failure is intermittent, a cumulative period of thirty (30) minutes or more during any one-hour period) and such failure is confirmed by Intelsat. Any “Outage Credit” (as defined below) shall be measured in accordance with the procedures set forth in Section 5.5.
5.5 Outage Credit. If there is a Confirmed Outage of a Customer Transponder during the Sky Mexico Exclusive Use Term or the Sky Brasil Exclusive Use Term, Intelsat shall credit to Sky Mexico its next applicable MRC payment an “Outage Credit” that shall be determined by the following formula:
Outage Credit equals:

N M	multiplied by S;

where,

N =	the number of hours (or portion thereof) during a month that there is a Confirmed Outage on a particular Service Transponder

M =	the number of hours in the month, and

S =	the MRC, applicable to the affected Customer Transponder, for said month
Sky Mexico shall not be entitled to any Outage Credit for any Transponder failure that does not constitute a Confirmed Outage. For purposes of determining Outage Credits, each failure that is confirmed by Intelsat shall be measured as commencing from the later to occur of (i) the applicable Customer Party’s cessation of use of the affected Customer Transponder and (ii) notice from the applicable Customer Party to Intelsat of such failure (provided that the affected Customer Transponder is, in fact, not meeting the Service Specifications). Any such failure shall be deemed to have ended upon the earlier to occur of (i) the applicable Customer Party’s resumption of use of the affected Customer Transponder and (ii) notice to the applicable Customer Party from Intelsat that the affected Customer Transponder has been restored to the Performance Specifications (provided that the affected Transponder is, in fact, meeting the Performance Specifications).

ARTICLE 6. PREEMPTIVE RIGHTS.
6.1 Preemptive Rights. Customer recognizes that it may be necessary, if the Satellite or any component thereof, loses power, or in other unusual or abnormal technical situations, or other unforeseen conditions, for Intelsat deliberately to preempt or interrupt Customer’s use of the Customer’s Transponder Capacity, solely in order to protect the overall health and performance of the Satellite, or as otherwise necessitated by any reduction in available power. Intelsat shall make such decisions in good faith. To the extent technically feasible, Intelsat shall give Customer at least 24 hours notice of such preemption or interruption and will use all reasonable efforts to schedule and conduct its activities during periods of such preemption or interruption so as to avoid or minimize the disruption to Customer, including, but not limited to, the scheduling of activities between the hours of 12 a.m. and 6 a.m. local time in Brazil or Mexico, as applicable. Customer shall immediately cease transmissions to the affected Transponder(s) at such time as Customer’s Transponder Capacity is preempted or interrupted pursuant to this Section.
6.2 Testing in the Event of Customer’s Transponder Capacity Failure. If a Transponder that is part of Customer’s Transponder Capacity is not meeting Performance Specifications, but Customer elects to continue to use such Customer’s Transponder Capacity, as degraded, Intelsat may interrupt Customer’s use as necessary to perform testing or take any other action that may be appropriate to attempt to restore the affected Transponder to its Performance Specifications. In such event, Intelsat shall coordinate activities with Customer and shall use all reasonable efforts to avoid or minimize the overall disruption.
ARTICLE 7. TERMINATION RIGHTS.
7.1 Termination for Failure or Launch Delay. Either Intelsat or Customer may terminate this Agreement if, in accordance with Section 2.1(a), the Start of Service Date does not occur as a result of a Total Loss. Notwithstanding the provisions of Section 8.1, Customer may terminate this Agreement, through written notice to Intelsat, if the IS-16 “Pre-Ship Review” milestone event under its spacecraft manufacturing agreement has not occurred (which in the case of launch vehicle delay, may require that the spacecraft be placed into storage rather than delivered to the launch site) by the date which is thirty-four (34) months after the Execution Date. In the event of any default by the satellite manufacturer or other force majeure delays that give rise to an LLC right to terminate the IS-16 satellite procurement contract in accordance with its terms, LLC shall give Customer notice thereof in writing. Likewise, if

LLC becomes aware of any fact or circumstance that would lead a reasonable person to conclude with absolute assurance that the IS-16 “Pre-Ship Review” milestone event will not occur within such 34-month period, LLC shall promptly provide written notice of such determination to Customer, together with its revised estimate of the date by which it expects the Pre-Ship Review Date to occur (the “Revised Pre-Ship Review Date”), in which case Customer may terminate this Agreement through written notice to Intelsat given no later than thirty (30) days following the date of LLC’s notice. If Customer does not timely exercise such termination right, its right to terminate this Agreement pursuant to the second sentence of this Section 7.1 shall be modified such that the reference to the 34-month period is replaced with the Revised Pre-Ship Review Date.
7.2 Taking the Satellite Out Of Commercial Operation.
(a) LLC may take the Satellite out of commercial operation and permanently de-orbit the Satellite in accordance with Applicable Law: (i) if in LLC’s good faith engineering judgment, the remaining fuel on board the Satellite is no longer sufficient to maintain geosynchronous orbit within plus or minus 0.05 degrees, allowing sufficient fuel for de-orbiting the Satellite, or (ii) if the Satellite suffers a Total Loss under the Launch Insurance Policy and Customer and LLC agree in writing to take the Satellite out of commercial operation. This Agreement shall terminate on the date that the Satellite is taken out of commercial operation. Except in exigent and unforeseen circumstances, LLC shall give Customer at least sixty (60) days’ written notice of Intelsat’s intention to take the Satellite out of commercial operation pursuant to (a)(i) above.
(b) At any time after Customer’s payment in full of all Fixed Service Fees payable under Section 3.1(a) and subject to Sky Mexico’s execution of the IS-9R Agreement or payment to Intelsat of all applicable MRC charges for each remaining month of the applicable scheduled Sky Mexico Exclusive Use Term or Sky Brasil Exclusive Use Term (based upon the then projected end of orbital maneuver life date of IS-16, as reasonably determined by LLC), Customer may direct LLC to decommission and take the IS-16 Satellite out of commercial service, in which case this Agreement shall terminate upon LLC’s completion of all required decommissioning maneuvers and LLC and its Affiliates shall not be entitled to make use of any part of the Satellite.

7.3 Termination by Intelsat for Certain Payment Defaults.
(a) Provided that Intelsat is not in default of its material obligations hereunder, Intelsat may terminate this Agreement as to either Sky Mexico and/or Sky Brasil if such party fails to make an Installment Payment (an “Installment Payment Default”) or any applicable MRC payment when due (an “MRC Payment Default”) and such amount remains unpaid for a period of thirty (30) days after receiving from Intelsat a notice of such nonpayment. Upon notice from Intelsat of default, either Customer Party may cure the failure to pay within the thirty (30) day period referenced above. Absent such cure, if only one Customer Party is a defaulting Customer Party, Intelsat’s right to terminate under this Section 7.3 shall be limited to the defaulting Customer Party. For purposes hereof, an MRC Payment Default shall include Sky Brasil’s failure to pay in a timely manner a Sky Brasil Substitute MRC Payment in accordance with Section 1.4(a) if Sky Brasil is required to do so under that section.
(b) Provided that Intelsat is not in default of its material obligations hereunder, Intelsat may also terminate this Agreement as to either Sky Mexico and/or Sky Brasil if that party (or the other non-defaulting party) fails to cure the breach of its monthly Variable Service Fee or Reduced Variable Service Fee obligations within nine (9) months after receiving a notice of such nonpayment from Intelsat (a “Variable Fee Payment Default”). Upon notice from Intelsat of default, either Customer Party may cure the failure to pay within the nine (9) month period referenced above.
(c) In the event that Intelsat terminates this Agreement due to an Installment Payment Default or Variable Fee Payment Default under Section 7.3(a) or Section 7.3(b), (i) Intelsat may, as its sole remedy, declare immediately due and payable the defaulting Customer Party’s Allocated Share of the remaining unpaid Fixed Service Fee, if any, and Variable Service Fee (or, if applicable, the Reduced Variable Service Fee) for each remaining month of what had been the scheduled Variable Fee Period, and (ii) if Sky Mexico is the defaulting Customer Party, Intelsat may, in addition to the payments under the preceding clause (i), declare immediately due and payable the Sky Mexico MRC payments for each month of what would have been the Sky Mexico Exclusive Use Term had the conditions required in order to commence such term been satisfied, as such Service Fee and MRC payments shall be discounted for present value at a rate of nine percent (9%) per annum from the date paid to the date otherwise due in the absence of termination, and the defaulting Customer Party (or the non-defaulting Customer Party, at its option and discretion) shall pay the same (the "Termination Payment”). For purposes of this subparagraph (c), the duration of the Sky Mexico Exclusive Use Term will be based upon the then projected end of orbital maneuver life date of IS-16, as reasonably determined by Intelsat in accordance with industry standards).

In the event of a partial termination by Intelsat due to an Installment Payment Default or a Variable Fee Payment Default as contemplated in Section 7.3(a) or Section 7.3(b), or denial of access under Section 7.5(a)(i) or (ii), the non-defaulting Customer Party’s rights to use the Customer’s Transponder Capacity hereunder shall be reduced in accordance with each Customer Party’s Allocated Share (disregarding any partial transponders), but otherwise shall not be affected, except that in no event shall the non-defaulting Customer Party permit the use of its remaining Customer Transponder Capacity, directly or indirectly, by or on behalf of the defaulting Customer Party. For example, if Sky Brasil is the defaulting Customer Party and Sky Mexico would otherwise be entitled to use 24 Customer Transponders on IS-16 at the 58°W Orbital Location, then, for such period as Sky Mexico’s Allocated Share is 60%, Sky Mexico shall be allowed to use only 60% of the Customer Transponders (viz., 14 transponders). Likewise, if Sky Mexico is the defaulting Customer Party, Sky Brasil shall be allowed to use only 40% of the Customer Transponders (viz., 10 transponders).
In the event of a partial (or full) termination by Intelsat due to an MRC Payment Default as contemplated in Section 7.3(a), Intelsat may declare immediately due and payable from Sky Mexico the remaining Sky Mexico MRC payments and/or Sky Brasil MRC payments in the same manner as contemplated under clause (c)(ii) above (the “MRC Damages”) and may also refuse to allow Sky Mexico to use any portion of the Customer’s Transponders, provided, however, that in such case if Sky Brasil is not in material default hereunder Intelsat may not deny Sky Brasil’s right to use the Customer’s Transponder Capacity in accordance with the terms of this Agreement and Sky Brasil’s rights hereunder shall not be adversely affected as a result of an MRC Payment Default, subject to, in the case of an MRC Payment Default related to Sky Mexico’s payment obligations under Section 1.4(b), Sky Brasil’s execution of an IS-11 Replacement Agreement or its timely payment of the Sky Brasil Substitute MRC Payments as contemplated under Section 1.4(a) above. In addition, if Sky Brasil fails to cure any default of its obligations to make the Sky Brasil Substitute MRC Payments under Section 1.4(a) above within thirty (30) days after receiving from Intelsat a notice thereof, Intelsat may terminate this Agreement as to Sky Brasil and deny Sky Brasil the right to use the Customer Transponder Capacity hereunder in which case Sky Brasil shall (in addition to Sky Mexico) be liable for the MRC Damages accruing from and after the date on which Sky Brasil became obligated to make the Sky Brasil Substitute MRC Payments under Section 1.4(a). Notwithstanding the foregoing, Sky Brasil shall not permit Sky Mexico or Sky Mexico’s Affiliates to use any capacity on IS-16 if there has been a termination due to an MRC Payment Default.

(d) Notwithstanding anything in this Agreement to the contrary, Intelsat shall have an affirmative obligation to use commercially reasonable efforts to mitigate its damages in the event of a termination pursuant to this Section 7.3.
(e) In the case of any termination pursuant to Section 7.3(a) or a termination pursuant to Section 7.3(b) above due to an MRC Payment Default, subject to Intelsat’s receipt of the Termination Payment, if applicable, any “Gross Revenues” (as defined below) thereafter received by Intelsat from the sale or lease of IS-16 capacity shall be shared as follows:
(i) Intelsat shall pay to each of Sky Brasil and to Sky Mexico its Allocated Share of fifty percent (50%) of the Gross Revenues received by Intelsat and/or its Affiliates and/or any Intelsat Company. As used herein, the term “Gross Revenues” shall mean the gross cash revenues paid to and collected by Intelsat or its Affiliates or any Intelsat Company, as the case may be, from third party customers during any given calendar year, in consideration of their use of the available Customer’s Transponder Capacity (the “Available Capacity”). Gross revenues are to be computed in accordance with United States generally accepted accounting principles;
(ii) Intelsat may market and sell the Available Capacity to its customers on such terms and conditions as it may deem appropriate in its sole discretion. Intelsat’s customer contracts shall remain confidential and shall not be disclosed to Customer or its Affiliates; and
(iii) Intelsat shall remit to Customer its share of revenues received each month on or around the last business day of the month following the month in which payments were received. Intelsat shall maintain accurate books and records of the third party customer revenues, and shall provide to Customer a monthly report setting forth such information, together with any payments as provided above. Customer may, upon fourteen (14) business days’ notice to Intelsat, arrange for an independent, U.S. nationally recognized accounting firm (reasonably acceptable to Intelsat) to conduct an audit of Intelsat’s books and records with respect to revenues from the sale of such Available Capacity. Customer shall pay the cost of the audit, except that in the event an audit indicates a shortfall in the required revenue share payments of more than 10%, Intelsat shall pay the reasonable cost and expenses of the audit.

7.3A The foregoing notwithstanding, Intelsat shall not be permitted to terminate this Agreement under Section 7.3 if, for reasons beyond the reasonable control of Customer and any of its Affiliates, either Customer Party is prohibited by a law of general applicability from making payments to Intelsat (a “Payment Force Majeure”) and all of the following conditions are met: (i) regardless of any Payment Force Majeure, the Customer Party (or a third party on such party’s behalf) makes payment, including late payment charges, of all unpaid amounts within either (A) sixty (60) days of the date otherwise due, or (B) ninety (90) days of the date otherwise due (without regard to the application of the letter of credit specified below) if prior to the Payment Force Majeure event, such party shall have caused a New York commercial bank, acceptable to Intelsat, to provide Intelsat with a letter of credit, in form and substance acceptable to Intelsat, for its Allocated Share of any unpaid Fixed Service Fees and one month’s payment of the Variable Service Fee or the applicable MRC (as applicable, depending upon the timing of such Payment Force Majeure during the Capacity Term, and as measured as of the time of the Payment Force Majeure), entitling Intelsat to draw down payment upon notification to it by the Customer Party of the existence of a Payment Force Majeure and Intelsat shall, in fact, have been permitted to draw down such amount (so that the Customer Party’s total permitted late payment under this paragraph is no more than sixty (60) days); (ii) the Customer Party promptly notifies Intelsat of the existence of the Payment Force Majeure (in all cases within any grace period for nonpayment otherwise permitted under Section 7.3(a) above or within thirty (30) days for any nonpayment under Section 7.3(b) above), uses all reasonable efforts to have the condition giving rise to the Payment Force Majeure removed as soon as possible, and (iii) the Customer Party uses all commercially reasonable and legal methods to have payment made as soon as possible, from sources (including, on such party’s behalf, from Customer Affiliates) as to which the Payment Force Majeure does not apply, and keep Intelsat promptly apprised of such efforts.
If all of the conditions set forth above, except (i) are met, Intelsat shall still have the right to exercise all of the remedies stated in Section 7.3; provided that, in such circumstances, if within one hundred and eighty (180) days of the permitted termination of this Agreement, the Customer Party is able to make payments, including for the period during which this Agreement was terminated (less any payment Intelsat may have received from third parties for the relevant capacity during this period), to the extent that Intelsat has not already committed the Customer’s Transponder Capacity to other customers or relocated the Satellite to a different orbital location, it shall permit the Customer Party to recommence the operation of this Agreement, upon payment of such amounts, the next monthly payment due, and late payment charges.

7.4 Termination by Customer for Intelsat’s Failure to Provide TT&C Services. Provided that neither Customer Party is in default of its material obligations hereunder and the Fixed Service Fee has been paid, Customer, through written notice signed by both Customer Parties, may terminate this Agreement as to Intelsat’s provision of TT&C Services, if Intelsat is in material breach of its obligations to perform such TT&C Services hereunder (i.e., Intelsat fails to perform the TT&C Services at all times in a manner consistent with Intelsat’s standard operating procedures and processes for its own fleet), and such failure to perform the services has or will adversely impact one or more Customer Party’s ability to fully use IS-16 as contemplated herein. Intelsat shall have thirty (30) days after receipt of Customer’s notice of default to cure such breach, which notice in all events shall have stated the specific nature of such alleged breach. In the event of termination of Intelsat’s TT&C services, Customer shall be responsible for the provision of TT&C Services for the Satellite (and shall assume Intelsat’s obligations under Section 1.7 related to the performance thereof), and Intelsat shall pay Customer’s direct, out of pocket, non-recurring expenses, as and when reasonably incurred, to do so or to have a third party vendor perform such services, which costs shall be subject to Intelsat’s rights of audit, subject to the same audit provisions as set forth in Section 7.3 above, applied mutatis mutandis, and which costs shall in no event exceed the aggregate Variable Service Fee that is payable under this Agreement. At Customer’s request, Intelsat shall cooperate in good faith to assist Customer in effecting an orderly transition of TT&C Services to such third party vendor.
7.5 Right to Deny Access.
(a) Intelsat may deny a Customer Party’s access to the relevant Customer Transponder(s) in any circumstance in which:
(i) Intelsat would have the right to terminate this Agreement as to such Customer Party for cause under Section 7.3, provided that any notice that would be required for termination under Section 7.3 is also given for any such denial of access and Customer fails to cure any situation giving rise to such right within the applicable cure period; or
(ii) Such Customer Party fails to make a Variable Service Fee Payment or Reduced Variable Service Fee Payment when due and such amount remains unpaid within thirty (30) days after receiving from Intelsat a notice of such nonpayment. Upon notice from Intelsat of non-payment, either Customer Party may cure the failure to pay within the thirty (30) day period referenced above; or

(iii) Either Customer Party breaches its obligations under Sections 4.1 or 6.1 and such breach is harming (or would or could be expected, under standard engineering practice, to harm) the Customer’s Transponder Capacity, or is interfering with the use of or is harming (or would or could be expected, under standard engineering practice, to harm) the Satellite, any other in-orbit satellite or transponder on such satellite or any terrestrial communication facility; or
(iv) Such Customer Party is in material breach of Customer’s obligations under Sections 3.4, 4.1 (if not otherwise covered under clause (iii) above), 4.3, 9.3, 12.2(c), 12.3 or 12.4 hereof and fails to cure such breach within thirty (30) days after receiving from Intelsat a notice of such violation.
(b) The affected Customer Party shall cease transmissions to the Satellite upon notice of denial of access by Intelsat under this Section 7.5. Intelsat may continue to deny the Customer Party access under this Section 7.5 until, and only until, the material breach referenced in Section 7.5(a) above is cured. No denial of access properly made by Intelsat under this Section 7.5 shall result in any reduction or rebate of the Service Fee payments, which shall continue to be due and payable.
(c) For purposes of clarification, if the conduct giving rise to Intelsat’s right to deny access under Section 7.5(a) involves only the act or omission of one of the Customer Parties (the “Breaching Customer Party"), but not the other Customer Party (the “Non-Breaching Customer Party”), then Intelsat shall only deny access to the Breaching Customer Party and the remedies set forth in Section 7.5(b) shall only apply as to the Breaching Customer Party; provided, however, that, if the provisions of Section 7.5(a)(i), (ii) or (iv) give rise to the right to deny access, the Non-Breaching Customer Party’s rights to use the Customer’s Transponder Capacity for all purposes hereunder shall be reduced in accordance with each Customer Party’s Allocated Share in the same manner as described in Section 7.3(c) above.
(d) During the period that access is denied under this Section 7.5, Intelsat shall not use any portion of the Satellite or the Customer Transponders for itself, any Intelsat Affiliate or any third party customer.

7.6 Termination for Patent Infringement. In the event that: (a) Intelsat’s provision of the Customer Transponders infringes upon the patents or intellectual property rights of third parties; (b) such infringement exists independent of the combination of the Customer Transponders with any Customer-Provided Facilities; and (c) as a result, Customer cannot use the Customer Transponders without infringing upon the patent or intellectual property rights of third parties, Customer may terminate this Agreement as to the affected Satellite upon thirty (30) days’ notice to Intelsat, unless (i) such infringement ceases to exist within this thirty (30)-day notice period; or (ii) Intelsat agrees that it will indemnify and defend Customer and Customer’s Affiliates from and against the infringement of patents or intellectual property rights of third parties to the full extent that Intelsat is indemnified by the Satellite manufacturer, and (to the extent that Customer is not fully protected under the indemnity provided by LLC’s Satellite manufacturer), Intelsat shall indemnify and hold harmless Customer from any claim or suit based on such infringement and arising from Intelsat’s provision and Customer’s use of the Customer Transponders. Customer agrees to cooperate with LLC and the Satellite manufacturer, as applicable, in the defense of any such infringement claim and specifically agrees, as a condition to this indemnity, to take all commercially reasonable steps within its power (at LLC’s expense) that are required of it and/or that are necessary for LLC to take in order to receive the benefits of the Satellite manufacturer’s indemnify, in accordance with the relevant provisions of LLC’s contract with the Satellite manufacturer.
7.7 Rights and Obligations upon Termination. Upon termination of this Agreement in accordance with either of Sections 7.2(a), 7.4 or 7.6: Intelsat shall promptly refund to Customer any portion of the Variable Service Fee (or Reduced Variable Service Fee, as applicable) or applicable MRC previously paid applicable to any period after the date of such termination. The termination of this Agreement for any reason shall extinguish all of Intelsat’s obligations to provide, and Customer’s obligations to accept, the Customer Transponder Capacity, but shall not relieve either party of any obligation that may have arisen prior to such termination, including (without limitation), under Sections 7.3 or 7.4 above, nor shall termination affect the parties’ obligations under Article 9 (Limitation of Liability and Indemnification), Article 11 (Confidentiality), Section 13.4 (Export Law Restrictions), and Section 14.1 (applicable law and jurisdiction provisions) that shall survive the termination of this Agreement. Unless this Agreement is terminated under Section 7.1 above, the termination of this Agreement for any reason shall neither extinguish Customer’s obligation to pay (if not already paid) or entitle Customer to a refund of the Fixed Service Fee obligations, nor shall such a termination extinguish any rights that Customer may have as to a refund under Section 3.1.

7.8 Other Non-Monetary Defaults. If any Customer Party shall default in the performance of any of its obligations herein other than those related to payment of the Service Fee or the applicable MRC (which are addressed in Sections 7.3(a) and (b) above), Intelsat may pursue all remedies available at law or in equity, except that it shall not be entitled to terminate this Agreement as a result of any such default.
ARTICLE 8. FORCE MAJEURE.
8.1 Excused Conduct. Other than an obligation to make payment (and except as otherwise provided in Section 7.3A), any failure or delay in performance by either party shall not be a breach of this Agreement, if such failure or delay results from any Act of God, governmental action (whether in its sovereign or contractual capacity), or any other circumstance reasonably beyond the control of such party, including, but not limited to, receive earth station sun outage, meteorological or astronomical disturbances, earthquake, hurricane, snowstorm, fire, flood, strikes or labor disputes (to the extent not caused by Intelsat), war, civil disorder, terrorist acts, epidemics, quarantines, embargoes, or any contractual defaults by the Satellite manufacturer or launch vehicle service provider (each, a “Force Majeure Event”). This Section 8.1 shall not apply unless the impacted party provides written notice to the other within thirty (30) business days of the impacted party’s knowledge of the occurrence of a Force Majeure Event and such party’s realization that its ability to perform will be adversely impacted. Such notice shall include a detailed explanation of the event (including its estimated duration), an estimated impact of the event, and the impacted party’s mitigation plan. Each party shall use commercially reasonable efforts to eliminate or mitigate the impact of any force majeure condition upon its performance pursuant to this Agreement. Nothing herein shall be deemed to permit Customer to transmit to the Satellite in a manner that does not comply with Customer’s obligations hereunder, i.e., if a Force Majeure Event prevents compliant transmission, no transmission should be made. The parties acknowledge that nothing in this Section 8.1 shall affect the parties’ respective rights to terminate this Agreement under Section 7.1 above.
ARTICLE 9. LIMITATION OF LIABILITY AND INDEMNIFICATION.
9.1 Limitations of the Parties’ Liability.
(a) Limitation of Intelsat’s Liability. EXCEPT AS EXPRESSLY STATED HEREIN, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED, EXCEPT THAT THE CERTIFICATION, IF GIVEN, BY INTELSAT UNDER SECTION 2.1, SHALL BE

TRUE AS OF THE TIME THAT IT IS GIVEN. IT IS EXPRESSLY AGREED THAT INTELSAT’S SOLE OBLIGATION AND CUSTOMER’S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT UNDER ANY THEORY OF LAW OR EQUITY ARE LIMITED TO THOSE SET FORTH IN ARTICLES 5, 7 AND 9 BELOW AND ALL OTHER REMEDIES, INCLUDING (WITHOUT LIMITATION) ANY THAT MIGHT OTHERWISE APPLY UNDER ANY UNIFORM COMMERCIAL CODE OF ANY KIND ARE EXPRESSLY EXCLUDED. Except with respect to Intelsat’s indemnification obligations contained in Sections 7.6 and 9.3 and, if applicable, through any manufacturer’s indemnification under Section 9.5, in no event shall Intelsat be liable for any incidental or consequential damages or loss of revenues, whether foreseeable or not, occasioned by any defect in the Satellite, the Transponders or the provision of Customer’s Transponder Capacity to Customer, any delay in the provision of Customer’s Transponder Capacity to Customer, any failure of Intelsat to provide Customer’s Transponder Capacity, or any other cause whatsoever arising under or related to this Agreement. For purposes of this Article 9, the term “Intelsat” shall include LLC.
(b) Limitation of Customer’s Liability. IT IS EXPRESSLY AGREED THAT CUSTOMER’S SOLE OBLIGATION AND INTELSAT’S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT UNDER ANY THEORY OF LAW OR EQUITY ARE LIMITED TO THOSE SET FORTH OR DESCRIBED IN ARTICLES 7, 9 and 12, AND ALL OTHER REMEDIES, INCLUDING (WITHOUT LIMITATION) ANY THAT MIGHT OTHERWISE APPLY UNDER ANY UNIFORM COMMERCIAL CODE OF ANY KIND ARE EXPRESSLY EXCLUDED. In no event shall Customer be liable for any incidental or consequential damages or loss of revenues (other than for the Service Fee due hereunder), whether foreseeable or not, occasioned by any cause whatsoever arising under or related to this Agreement; provided that this limitation shall not apply to Customer’s obligations under any of Sections 3.4, 9.3, 12.2, 12.3, or 12.4 hereof.
9.2 Limitation of Liability of Others. Without limiting the generality of the foregoing, Customer acknowledges and agrees that it shall have no right of recovery for the satisfaction of any cause whatsoever, arising out of or relating to this Agreement, against (a) any Intelsat Company (unless such entity is a successor or assignee of Intelsat as provided by Sections 10.3 and/or 10.5), except Intelsat Corporation, (b) any supplier of services or equipment to Intelsat in connection with the construction, launch, operation, maintenance, tracking, telemetry and control of the Satellite or the Customer’s Transponder Capacity, or the provision of

Customer’s Transponder Capacity to Customer in any circumstances in which Intelsat would be obligated to indemnify the supplier, or (c) any officer, director, employee or agent of Intelsat or any Intelsat Companies. Intelsat acknowledges and agrees that it shall have no right of recovery for the satisfaction of any cause whatsoever, arising out of or related to this Agreement, against (a) any Customer Affiliate (unless such entity is a successor or assignee of Customer as provided by Sections 10.4 and 10.5) except with respect to any Customer Affiliate to the extent arising out of the transmission of signals to the Satellite by it, (b) any supplier of services or equipment or third party customer of Customer in connection with Customer’s use of the Satellite or the Customer’s Transponder Capacity in any circumstance in which Customer would be obligated to indemnify the supplier or third party customer, or (c) any officer, director, employee, agent or partner of Customer or Customer Affiliate.
9.3 Indemnification. Customer shall indemnify and save harmless the “Intelsat Group” (defined herein to mean Intelsat, all Intelsat Companies, and all officers, employees, agents and shareholders of Intelsat and/or the Intelsat Companies) from any third party claims, liabilities, losses, costs, or damages, including reasonable attorneys’ fees and costs (collectively, "Liability”), arising out of: (a) Customer’s use of the Customer’s Transponder Capacity, including any actual or alleged libel, slander, obscenity, indecency, infringement of copyright, breach in the privacy or security of transmissions; or (b) Customer’s breach of its obligations under Sections 4.1, 6.1 or 7.5(b) (including, without limitation, any damage to the Satellite as a result of Intelsat turning off and/or attempts to turn off a Transponder to which Customer does not cease transmission (e.g., if the Transponder then cannot be restarted) and provided that such damage is not caused by Intelsat’s negligence (e.g., improperly shutting off the Transponder); or (c) disputes between or among Customer and its transmission recipients or its programs or other transmission content suppliers; or (d) any dispute between or among DIRECTV, Sky Brasil and Sky Mexico related to the Satellite. The indemnifications set forth in this Article 9 shall run in favor of the Intelsat Group.
Intelsat shall indemnify and save harmless Customer and/or Customer’s Affiliates (including all officers, employees, agents and shareholders of Customer and/or Customer’s Affiliates) from any Liability arising out of any dispute between or among the Intelsat Group and/or any supplier of services or equipment to Intelsat in connection with the construction, launch, operation, maintenance, or control related to the Satellite. The indemnifications set forth in this Article 9 shall run in favor of the Customer and Customer’s Affiliates.

9.4 Injunctive Relief. Nothing herein shall be deemed to preclude either party from seeking injunctive relief, if necessary, in order to prevent the other from willfully or intentionally breaching its material obligations under this Agreement or to compel the other to perform its material obligations under this Agreement in the event of a willful or intentional failure to comply with this Agreement, including, without limitation, in the event of a material breach by Intelsat of its obligations to provide TT&C Services.
9.5 Patents, Copyrights, Mask Work Rights and Proprietary Computer Programs. Intelsat shall, subject to the following sentence, make available to Customer and Customer’s Affiliates all indemnifications, if any, that the manufacturer of the Satellite provides to Intelsat pursuant to the Satellite Construction Contact for any infringement of any patent, copyright, “mask work” (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. Secs. 901-14) right or other proprietary data right with respect to the manufacture of, or provision of services from the Satellite and the Customer Transponders. To the extent such indemnification rights are limited, Intelsat may equitably share such indemnification protections for the common benefit of Intelsat and its customers.
9.6 Indemnitor Rights. If Customer is obligated to provide indemnification pursuant to any of Sections 3.4, 9.3, 12.2, 12.3, or 12.4 or Intelsat is obligated to provide indemnification pursuant to any of Sections 7.6, 9.3 or 9.5, the indemnifying party (the "Indemnitor”) shall promptly defend any claims against the party entitled to indemnification (the "Indemnitee”) with counsel of Indemnitor’s choosing at its own cost and expense. The Indemnitee shall allow the Indemnitor to control the defense and cooperate with, and assist as reasonably requested by, Indemnitor in the defense of any such claim, including the settlement thereof on a basis stipulated by Indemnitor (with Indemnitor being responsible for all costs and expenses of defending such claim or making such settlement). Except with respect to Customer Indemnified Taxes imposed by way of withholding at its source, Indemnitor will not, without the Indemnitee’s consent, settle or compromise any claim or consent to any entry of judgment which (i) does not include the giving by the claimant or the plaintiff to the Indemnitee of an unconditional release from all liability for which the Indemnitor does not fully indemnify the Indemnitee with respect to such claim (provided, however, that with respect to Customer Indemnified Taxes imposed by way of withholding at the source, Indemnitor shall have acknowledged in writing its obligation to pay Additional Amounts, with respect thereto to Indemnitee prior to such settlement, compromise or consent), or (ii) would have a material adverse effect on the Indemnitee or require it to alter its operations in any materially adverse respect. The Indemnitee shall be entitled to participate at its sole expense in support of

Indemnitor’s action in the defense of any such claim and to employ counsel at the Indemnitee’s own expense to assist in the handling of such claim. The Indemnitee shall have the right to settle or compromise any such claim as to itself, provided that in such event Indemnitor shall be relieved of any liability or obligation which would otherwise then or thereafter have existed or arisen in respect of such claim.
ARTICLE 10. SUBORDINATION AND ASSIGNMENT.
10.1 No Property Interest Created. This Agreement does not grant, and Customer shall not assert, any property right or interest in or to, or lien upon, the property or assets of Intelsat, including, but not limited to, Customer’s Transponder Capacity, any Intelsat satellite and/or any component(s) thereof and/or any related equipment (collectively, the “Intelsat Assets”). Without prejudice to and/or waiver of the protection of the Intelsat Assets provided for in the preceding sentence, Customer hereby grants to Intelsat, as security for the obligations of Customer under this Agreement, a first priority security interest in any property right, title or interest of any kind which Customer may be deemed to have in and/or to all or any part of the Intelsat Assets and/or any and all proceeds thereof. Such security interest shall remain in effect until Customer has paid the Fixed Service Fee in full.
10.2 Subordination. Customer acknowledges and agrees that Intelsat has granted, and may grant in the future, security interests in the Intelsat Assets to other parties, subject to the secured party’s agreement to grant quiet enjoyment in accordance with provisions that are substantially similar to those set forth in Appendix D.
10.3 Intelsat’s Right to Assign. Intelsat may not assign its rights under this Agreement without the consent of Customer, which shall not be unreasonably withheld, conditioned or delayed (Intelsat acknowledges that a requirement by Customer for Intelsat to guarantee the performance of any such assignee shall not be unreasonable). Notwithstanding the foregoing, Customer agrees that Intelsat may assign its rights and interests under this Agreement and to the Satellite and any or all sums due or to become due under this Agreement to an Affiliate for any reason, provided that: (i) such assignee is legally qualified to perform all of Intelsat’s obligations hereunder to the extent so assigned (to the same extent as would be Intelsat); (ii) if the assigned obligations include the operation of the Satellite, such assignee is or contracts with another entity who is, technically competent to operate the Satellite; and (iii) any such assignment shall not release Intelsat from its obligations hereunder. Customer agrees that upon receipt of written notice from Intelsat of such assignment, Customer shall perform all of its obligations directly for the benefit of the assignee and shall pay all sums due or to become due directly to the assignee, if so directed. Upon receipt of notice of such assignment, Customer agrees to execute and deliver to Intelsat such documentation as assignee may reasonably require from Intelsat. As used in this Article 10, “assign” shall mean to grant, sell, assign, encumber or otherwise convey directly or indirectly, in whole or in part.
10.4 Customer Assignment. Neither Customer nor any Customer Party may assign its rights under this Agreement and/or to the Customer Transponders without the consent of Intelsat, which shall not be unreasonably withheld, conditioned or delayed (Customer acknowledging that a requirement by Intelsat for Customer to guarantee the performance of any such assignee shall not be unreasonable). Notwithstanding the foregoing, each of Sky Mexico and Sky Brasil (the “Assigning Customer”) may assign its rights under the Agreement without Intelsat’s consent to: (i) the other Customer Party, whereupon all rights with respect to the use of IS-16 and notices related thereto shall vest exclusively in the assignee, provided that neither the Assigning Customer nor the assignee is in default hereunder and provided that such assignment does not release the Assigning Customer from its obligations hereunder; (ii) any Affiliate of Customer, provided that any such assignment shall not release either Sky Mexico or Sky Brasil from its obligations hereunder, and/or (iii) in a sale-lease back transaction with a bona fide financial institution, but only if such a sale-lease back transaction is transparent to Intelsat; i.e., among other things, Customer or its Affiliate must remain in operational control with full rights of beneficial use of the Customer Transponders; all obligations of the Agreement of Customer shall remain as if the sale-lease back agreement does not exist, and in no event, including (without limitation) any default by Customer under the underlying sale-lease back agreement(s), shall operational control or beneficial use of the Customer Transponders be removed from Customer’s or Customer’s Affiliate’s control. Without limitation, any assignee shall be required to use the Transponders assigned in accordance with Section 1.6. The parties acknowledge that any assignment by either Customer Party shall require an amendment to any applicable ITAR export licenses and technical assistance agreements obtained pursuant to Section 13.4 below. Notwithstanding the foregoing, as a condition to any permitted assignment above, Innova and/or DIRECTV, as applicable, shall re-affirm its parent company guarantee entered into pursuant to Section 15.1 below in a form reasonably acceptable to Intelsat, and any failure to obtain such re-affirmation shall make any purported assignment null and void.
10.5 Successors. Subject to all the provisions concerning assignments, above, this Agreement shall be binding on and shall inure to the benefit of any successors and assigns of the parties; provided that no assignment of this Agreement shall relieve any party of its obligations to any other party. Any purported assignment by either party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.

10.6 No Resale. Neither Customer Party (nor any of their respective Affiliates) shall be permitted to resell the Customer Transponders, in whole or in part, to any third party that is not an Affiliate.
ARTICLE 11. CONFIDENTIALITY.
11.1 Non-disclosure. Intelsat and Customer shall hold in confidence the information contained in or exchanged in connection with this Agreement. Subject to applicable vendor consent, Intelsat shall disclose to Customer the provisions of the Satellite Construction Contract and the Launch Services Contract that pertain to pricing of the Satellite and associated launch vehicle. Notwithstanding the foregoing, disclosure, on a confidential basis, by either party is permitted: (a) to any party’s Affiliates, principals, auditors, attorneys, investors, lenders, insurance agents, and proposed and actual successors in interest; (e) to companies that Control or are Controlled by any company to whom disclosure is permitted; and (f) to comply with law and enforce its rights and perform its obligations under this Agreement.
ARTICLE 12. REPRESENTATIONS, WARRANTIES AND COVENANTS.
12.1 General. Subject to the understanding that certain applications may be pending or subsequently filed by Intelsat with the FCC or other applicable governmental entity as to which Intelsat’s obligations are set forth in Section 12.2, Intelsat, LLC and Customer each represents and warrants to, and agrees with, the other parties that:
(a) Authority. It has the right, power and authority to enter into and perform its obligations under this Agreement;
(b) Partnership and Corporate Approvals. It has taken all requisite partnership or corporate action, as applicable, to approve execution, delivery and performance of this Agreement, and this Agreement constitutes a legal, valid and binding obligation upon itself;
(c) Consents. The fulfillment of its obligations and conduct hereunder will not constitute a material violation of any existing applicable law, rule, regulation or order of any governmental authority, or contract to which it is subject. All public or private consents, permissions, agreements, licenses or authorizations necessary for the performance of its obligations under this Agreement to which it is subject have been obtained, or it will use all reasonable efforts to obtain, in a timely manner;

(d) No Broker. It does not know of any broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, or of any broker, finder or intermediary who might be entitled to a fee or commission upon the consummation of the transactions contemplated by this Agreement; and
In addition, Intelsat and LLC each represents and warrants to, and agrees with, Customer that: (i) In relation to the construction and performance of the IS-16 Satellite, there are no in-orbit performance incentives; (ii) the provisions set forth in Appendices F and G are true and correct and shall not be modified in any way without the prior written approval of Customer, such approval not to be unreasonably withheld or delayed; and (iii) Intelsat and LLC are under the common control of Intelsat Holdings, Ltd.
12.2 Intelsat’s Orbital Location and Governmental Authorizations.
(a) United States. Intelsat launches and operates its satellites under the authority of the FCC. The Parties acknowledge that the Start of Service Date shall not occur if Intelsat shall not have been authorized by the FCC to launch and operate the Satellite in geostationary orbit at the 58°W Orbital Location, or if used as an in-orbit back-up to IS-11, at the 43°W Orbital Location. Subject to Sections 1.3, 1.7, 7.2, and 7.4 hereof, Intelsat shall operate the Satellite within such Orbital Location, unless it is prevented from doing so by a subsequent order of the FCC (in which event Intelsat shall use commercially reasonable efforts to resist such order). Intelsat shall use reasonable efforts to obtain in an expeditious manner and maintain all necessary U.S. governmental authorizations or permissions (“Governmental Approvals”) and to comply in all material respects with all FCC and other U.S. (and, to the extent that it may be required under its U.S. authorizations, other) governmental regulations regarding the operation of the Satellite, including, but not limited to, provision of telemetry, tracking and control services. In that regard, Intelsat shall use reasonable efforts to file, within ninety (90) days of the Execution Date, an application with the FCC for authorization to launch and operate the IS-16 Satellite in geostationary orbit at the 58°W Orbital Location and to diligently prosecute such application to secure the necessary FCC authorizations as soon as practicable after the Execution Date. Customer acknowledges that each of the actions described in Section 1.3 related to relocating the Satellite to the 58°W Orbital Location or the 43°W Orbital Location, as applicable, shall be subject to Intelsat’s receipt of all necessary Governmental Approvals.

(b) Mexico. Intelsat will, as Sky Mexico may reasonably request, cooperate with and assist Sky Mexico in compliance with Sky Mexico’s obligations under the Satellite Regulations of the United Mexican States in connection with Customer’s use of the Customer Transponder Capacity provided hereunder including, to the extent reasonable: (i) information available to Intelsat supporting the titleholder’s position that it has the necessary technical resources to file before the Commission information relating to traffic originating in the Mexican territory; (ii) giving due attention to instructions of the titleholder with respect to services rendered in the Mexican territory; and (iii) responding to any information requests made by the Secretariat or the Commission pertaining to the services rendered in the Mexican Territory;; provided, however that such actions required of Intelsat under this paragraph will not (a) subject it to the jurisdiction of any governmental entity of the United Mexican States, or (b) result in the incurrence by Intelsat of any material costs or liabilities.
(c) Brazil. At Sky Brasil’s request, Intelsat shall use all reasonable efforts to obtain and maintain such Brazilian Governmental Approvals as may be necessary for the operation of IS-16 to the extent required to be obtained by the operator of a foreign satellite on which capacity will be used in Brazil and to comply in all material respects with all Brazilian laws, rules, and regulations with respect to the same; provided, however, that Sky Brasil shall be responsible for, and shall indemnify and hold harmless Intelsat and all Intelsat Companies from and against all Liability, including (without limitation) as to Taxes that may be incurred as a result; and provided further, that Sky Brasil shall accept the risk that such Governmental Approvals cannot be obtained or are delayed, and shall remain committed to pay for the IS-16 Service as and when payment for the same would otherwise be due, even if, despite good faith efforts on the part of Intelsat, such Governmental Approvals cannot be obtained and/or contain restrictions as to the nature of the use to which the IS-16 Transponders can be put.
12.3 Commercialization of Satellite in Brazil. Sky Brasil shall be solely responsible for securing any and all authorizations from any governmental entity in Brazil, including without limitation Agência Nacional de Telecommunicações that may be necessary for the receipt of satellite services in Brazil and the commercialization of the same through the IS-16 Service hereunder. Intelsat shall use all reasonable efforts to cooperate with Sky Brasil in connection with securing necessary authorization from any Brazilian entity, including as may be necessary through appointment of Sky Brasil as Intelsat’s legal representative in Brazil with respect to the

IS-16 Service hereunder; provided that Intelsat and the Intelsat Group shall not be obligated to incur, and shall be indemnified and held harmless by Sky Brasil from any and all Liability, including (without limitation) as to Taxes, which may arise out of such appointment. Subject to reasonable negotiation between the parties to address any changed regulatory circumstances, any such appointment shall be subject to a separate agreement, which shall be substantially similar, or made via amendment, to that certain agreement entered into between Intelsat and Sky Brasil, dated May 10, 2000, with respect to the appointment of Sky Brasil as Intelsat’s legal representative for DIRECTV’s transponder capacity on PAS-6B. To the extent the Parties determine together in good faith that it will be necessary for Intelsat to provide the capacity through a Brazilian subsidiary of its own, Intelsat shall do so, provided that Sky Brasil shall indemnify Intelsat and the Intelsat Group from any and all Liability, including (without limitation) as to Taxes, that may be incurred as a result and/or by a requirement to make payments hereunder to that entity in Brazil with respect to this Agreement. If the nature of such relationship, or other legal or regulatory condition, requires payment to be made with Brazilian currency and/or for payment to be made in Brazil, Sky Brasil shall pay Intelsat such additional amounts in U.S. currency and in the United States as shall be necessary to ensure that Intelsat receives the same amount of payment in U.S. dollars and in the United States as it would had payment been made originally in that manner, with all currency and Tax risk borne by Sky Brasil.
12.4 Existing Agreements.
(a)
Sky Mexico and Intelsat agree that the IS-9 Service Agreement is hereby amended to the extent the provisions of this Agreement modify or conflict with the terms of the IS-9 Service Agreement, and Sky Mexico hereby waives its exclusivity rights and all exclusivity restrictions pursuant to Section 1.8(a)(i) of IS-9 Service Agreement.

(b)
Sky Brasil shall: (i) following the date it receives notice from Intelsat that it has entered into the IS-16 procurement contract with Orbital Sciences Corporation, cause DIRECTV to agree to waive its right to require Intelsat to provide a replacement satellite for IS-11 under the Completion Phase Agreement and that certain Assignment and Assumption Agreement entered into among Intelsat (formerly PanAmSat Corporation), DIRECTV and Orbital Sciences Corporation, (ii) cause DIRECTV to waive its exclusivity rights and all exclusivity restrictions pursuant to Section

1.5(a)(i) of the IS-11 Service Agreement, (iii) cause DIRECTV to comply with the terms of this Agreement to the extent the same are applicable to it (and Sky Brasil shall be deemed in material breach of this Agreement for any failure by DIRECTV to so comply); and (iv) waive its exclusivity rights and all exclusivity restrictions pursuant to Section 1.8(a)(i) of the IS-6B Transponder Service Agreement (dated 5 March 1998).
(c)
Intelsat hereby agrees to waive, and agrees to require each of the applicable Intelsat Companies to waive (i) its exclusivity rights and all exclusivity restrictions pursuant to Section 1.5(a)(ii) of the IS-11 Service Agreement; Section 1.8(a)(ii) of the IS-9 Service Agreement; and Section 1.8(a)(ii) of the IS-6B Transponder Service Agreement (dated 5 March 1998), and (ii) Sections 1.4(a), (b), (c) and (e) of the IS-9 Service Agreement and Sections 1.4(a), (b) and (c) of the IS-11 Service Agreement.

Sky Brasil shall indemnify and hold harmless Intelsat and the Intelsat Group from any Liability (including, without limitation, nonpayment by DIRECTV of any “Installments” or “Service Fees” under the IS-11 Service Agreement) arising out of any failure on the part of Sky Brasil timely to secure such agreement of DIRECTV. Customer further agrees that if Intelsat is unable to provide Customer with the Customer’s Transponder Capacity hereunder or is delayed in doing so by any failure or delay caused by Customer in securing said agreement that Customer shall pay Intelsat as and when payment for the same would otherwise be due hereunder had some agreements timely been obtained.
ARTICLE 13. PROGRESS REPORTS, INSPECTIONS AND ACCESS TO WORK IN PROGRESS.
13.1 Progress Reports. Following the Execution Date and continuing until the Start of Service Date, Intelsat shall furnish both Sky Mexico and Sky Brasil with regular written progress reports regarding the procurement, development and construction process of the IS-16 Satellite, being no less frequently than weekly. Customer acknowledges that such reports will include technical data and information that is subject to United Sates export control laws and regulations and agrees that any use or transfer of such data and information must be authorized by the appropriate United States government agency. Intelsat shall also furnish to both Sky Mexico and Sky Brasil on a quarterly basis a status report stating Intelsat’s projected scheduled launch date and projected Start of Service Date. Intelsat shall notify Sky Mexico and Sky Brasil as soon as practicable of any significant change in the then-anticipated Start of Service Date, and of any formal notification of a delay in construction or launch of the Satellite that Intelsat may receive from its construction or launch contractors. Intelsat shall keep Sky Mexico and Sky Brasil informed periodically of written communications to Intelsat from the FCC which materially affect Intelsat’s ability to fulfill its obligations to Customer under this Agreement and to timely provide the Customer Transponders, and shall promptly deliver copies to Sky Mexico and Sky Brasil of any such written communications.
13.2 Inspection Rights of Customer. Subject to Applicable Law, Intelsat shall give Customer reasonable notice of the commencement of pre-Start of Service Date in-orbit testing for the Satellite. Subject to the consent of Intelsat’s vendors (which Intelsat shall use reasonable efforts to obtain) and Applicable Law, and subject to Customer’s execution of any additional proprietary data agreement that the applicable vendor may require, Intelsat shall provide Customer access to, and authorized Customer representatives shall be entitled to attend, all major Satellite and launch vehicle program events consisting of the preliminary and critical design reviews, pre-shipment review, and IOT data review conducted for the satellite procurement, and the preliminary mission analysis review, final mission analysis review and launch readiness review conducted for the launch vehicle procurement (or analogous or similar milestone events as designated and identified in the launch services contract).
Subject to Applicable Law, and again subject to the consent of the manufacturer and the execution of any necessary proprietary data agreement that the manufacturer may require, Intelsat shall give Customer access to pre-Start of Service Date test information and reports relevant to the Satellite and Customer Transponders, allow Customer to inspect the work in progress at reasonable times and upon reasonable notice, and allow Customer to be present during pre-Start of Service Date testing for which Intelsat also has access. It is understood, in this regard, that the implementation of this paragraph is intended to be implemented at a cooperative level largely between the respective engineers of the parties and that formal notice of events or information will not be required.
13.3 Operational Reports. Intelsat shall provide Customer a monthly written operational report concerning the Satellite which shall include information regarding the status of Spare Equipment and updated projections regarding the predicted life of the Satellite. Intelsat shall also notify Customer as soon as practicable of any significant anomalies with respect to the Satellite which have or may have a material effect on the Satellite and/or Customer’s Transponder(s) or may materially reduce the projected life of the Satellite.

13.4 U.S. Export Law Restrictions. This Article 13 notwithstanding, the parties also agree and acknowledge that U.S. export control laws and regulations may prohibit, limit or delay Intelsat’s ability to provide access, disclose information or deliver receivables under this Agreement and that the inability to disclose any such information or deliver any such receivable shall be without any liability to Intelsat. Without limitation as to the parties’ general responsibilities, hereunder, each party further acknowledges and agrees to comply with U.S. export control laws with respect to the disclosure, transfer, or re-transfer to foreign persons or entities of any reports or information that may be provided to it under this Agreement. Intelsat shall promptly apply for a United States export license to allow Intelsat to export to Sky Mexico and Sky Brasil, to the fullest extent possible, technical data governed by the International Traffic in Arms Regulations (“ITAR”). Intelsat shall use its commercially reasonable efforts to obtain such export licenses as soon as possible, and to maintain such licenses throughout the Capacity Term.
ARTICLE 14. MISCELLANEOUS.
14.1 Governing Law, Entire Agreement and Effectiveness. This Agreement shall be governed by and interpreted according to the laws of the State of New York, U.S.A. and, where applicable, shall be subject to compliance with the laws, rules and regulations of the United States, including, without limitation, those of the FCC and those governing communications, exports and re-exports (“Applicable Law”), and any action or proceeding arising out of this Agreement shall be brought and maintained in New York City, without regard to any conflict of law provisions. Each party hereby expressly and irrevocable submits itself to the exclusive jurisdiction of the courts located in New York, New York and expressly and irrevocably waives its right to bring an action in any other jurisdiction that may apply by virtue of its present or future domicile or for any other reason. The parties hereby irrevocably waive the defense of improper venue in such New York courts and agree that service of process in any such action or proceeding will be in accordance with the laws of the State of New York. Each party agrees that service of process in any action or proceeding shall be deemed sufficient if mailed, first class, postage prepaid, to a party at the address set forth in Section 14.5(b), as the same may be changed in accordance with that Section. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior or contemporaneous statements, understandings, writings, commitments, or representations concerning its subject matter. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a prior writing signed by an authorized officer of each party. This Agreement shall not be binding or effective on any party until fully executed by all parties hereto.

14.2 Severability. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law. If any provision of this Agreement shall be invalid or unenforceable, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirements.
14.3 No Third Party Beneficiary. The provisions of this Agreement are for the benefit only of Customer and Intelsat, and no third party may seek to enforce or benefit from these provisions, except that all parties acknowledge and agree that the non-interference requirements of Section 4.1 are intended for the benefit of both Intelsat and all other Intelsat customers and users of Intelsat satellite capacity, and that the provisions of section 3.4 and Articles 9 and 12 are intended for the benefit of the Intelsat Group and Customer’s Affiliates, as applicable, and that such intended beneficiaries may separately, or in addition to the parties hereto, seek to enforce such provisions.
14.4 Non-Waiver of Breach. Any party may specifically waive any breach of this Agreement by any other party and such waivers shall be applicable against all the waiving party’s intended beneficiaries; provided, that no such waiver shall be binding or effective unless in writing and signed by an authorized officer of the party to be bound and no such waiver shall constitute a continuing waiver of similar or other breaches. A waiving party may at any time, upon notice given in writing to the breaching party, direct future compliance with the waived term or terms of this Agreement, in which event the breaching party shall comply as directed from such time forward.
14.5 Notices.
(a) Telephone Notices. For the purpose of receiving notices from Intelsat regarding preemption, interference or other technical problems, including with respect to Transponder failure and restoration, Customer shall maintain at each earth station transmitting signals to the Satellite a telephone that is continuously staffed at all times during which Customer is transmitting signals to the Satellite and an automatic facsimile machine in operation and capable of receiving messages from Intelsat at all times. THOSE PERSONS STAFFING THE EARTH STATION, FOR THE PURPOSES OF RECEIVING SUCH MESSAGES FROM

INTELSAT, MUST HAVE THE TECHNICAL CAPABILITY AND ABSOLUTE AUTHORITY IMMEDIATELY TO TERMINATE OR MODIFY THE TRANSMISSION IF NOTIFIED BY INTELSAT. Intelsat shall also maintain a telephone and facsimile equipment that are continuously staffed for the purposes of receiving notices regarding the matters identified above. All such notices shall be made in English and shall be effective upon the placement of a telephone call from one party to the other. Each party shall promptly confirm all telephone notices that may be given under this Agreement in writing in accordance with Section 14.5(b) below.
(b) General Notices. All notices and other communications from either party to the other, except as otherwise stated in this Agreement, shall be in English writing and shall be deemed received upon actual delivery, electronic transfer (email) or completed facsimile addressed to the other party as follows:

To Intelsat:

If by mail or by
personal delivery to its principal place of business:	3400 International Drive, N.W. Washington, D.C. 20008
	Attention:	Mr. James Frownfelter Chief Operating Officer
If by email:	Email Address:	james.frownfelter@intelsat.com
If by facsimile:	Facsimile:	+1 202-944-7930
	Telephone:	+1 202-944-8171
	Attention:	Chief Operating Officer

With a copy to:

If by mail or by personal delivery to its principal place of business:	Intelsat, Ltd. 90 Pitts Bay Road Pembroke, HM 08 Bermuda
	Attention:	Phillip L. Spector, Esq. Executive Vice President & General Counsel
If by email:	Email Address:	Phillip.spector@intelsat.com
If by facsimile:	Facsimile:	+1 441-292-8300
	Telephone	+1 441-294-1650
	Attention:	Phillip L. Spector, Esq.

To LLC:

If by mail or by personal delivery to its principal place of business:	90 Pitts Bay Road Pembroke, HM 08 Bermuda
	Attention:	Mr. Bilal Haffejee Deputy Chairman
If by email:	Email Address:	bill.haffejee@intelsat.com
If by facsimile:	Facsimile:	+1 441-292-8300
	Telephone:	+1 441-294-1658
	Attention:	Deputy Chairman

With a copy to:

If by mail or by personal delivery to its principal place of business:	Intelsat, Ltd. 90 Pitts Bay Road Pembroke, HM 08 Bermuda
	Attention:	Phillip L. Spector, Esq. Executive Vice President & General Counsel
If by email:	Email Address:	Phillip.spector@intelsat.com
If by facsimile:	Facsimile:	+1 441-292-8300
	Telephone	+1 441-294-1650
	Attention:	Phillip L. Spector, Esq.

To Sky Mexico:

If by mail or by personal delivery to its principal place of business:	Corporación de Radio y Televisión del Norte de México, S. de R. L. de C.V. Insurgentes Sur 694, Piso 6 Colonia del Valle 03100 México, D.F. 03100
	Attention:	Carlos Ferreiro Rivas
If by email:	Email Address:	cferreiro@sky.com.mx

If by facsimile:	Facsimile:	011 (52-55) 5448-4047
	Telephone:	011 (52-55) 5448-4131

With a copy to:	Attention:	Salvador Rosas
	Email Address:	srosas@sky.com.mx
	Facsimile:	011 (52-55) 5448-4047
	Telephone:	011 (52-55) 5448-4028

With a copy to:

1. If by mail or by personal delivery to its principal place of business:	Leventhal, Senter & Lerman, PLLC 2000 K Street, NW Suite 600 Washington, DC 20006
	Attention:	Norman P. Leventhal
If by email:	Email Address:	nleventhal@lsl-law.com
If by facsimile:	Facsimile:	(202) 429-0154
	Telephone:	(202) 416-6744
	Attention:	Norm Leventhal

2. If by mail or by personal delivery to its principal place of business:	Joaquin Balcarcel General Counsel, Grupo Televisa Av. Vasco de Quiroga 2000 Edificio A, Piso 4 Colonia Zedec, Santa Fe CP 01210, Mexico D.F.
	Attention:	Joaquin Balcarcel
If by email:	Email Address:	jbalcarcel@televisa.com.mx
If by facsimile:	Facsimile:	011 52 55 5261 2546
	Telephone:	011 52 55 5261 2433
	Attention:	Joaquin Balcarcel

To Sky Brasil:

If by mail or by personal delivery to its principal place of business:	Av. Nacoes Unidas, 12.901 14 andar, Torre Norte CENU, Brooklyn Sao Paulo — Sp Brazil 04578-000
	Attention:	Luiz Eduardo Baptista Rocha

If by email:	Email Address:	bap@sky.com.br
If by facsimile:	Facsimile:	+55-11-2123-0250
	Telephone:	+55-11-2123-0010
	Attention:	President

With a copy to:

1. If by mail or by personal delivery to its principal place of business:	DIRECTV Latin America, LLC 1211 Avenue of the Americas New York, NY 10036
	Attention:	Michael Hartman
If by email:	Email Address:	michael.hartman@directvla.com
If by facsimile:	Facsimile:	212-462-5060
	Telephone:	212-462-5036
	Attention:	General Counsel

2. If by mail or by personal delivery to its principal place of business:	Av. Nacoes Unidas, 12.901 14 andar, Torre Norte CENU, Brooklyn Sao Paulo — Sp Brazil 04578-000
	Attention:	Roberto Cunha
If by email:	Email Address:	roberto.cunha@sky.com.br
If by facsimile:	Facsimile:	+55-11-3429-8272
	Telephone:	+55-11-2123-0310
	Attention:	Legal Director
Each party will advise the other in writing of any change in the address, designated representative or telephone or facsimile number.
(c) Sky Mexico and Sky Brasil hereby designate Sky Mexico as the party from whom notices shall be given to Intelsat on behalf of “Customer” hereunder, unless this Agreement otherwise expressly requires that notice be received from both jointly. In all such cases, however, Sky Mexico shall provide a copy of such notice to Sky Brasil as set forth above. Intelsat shall provide all notices to both Sky Mexico and Sky Brasil.
14.6 Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.7 Documents. Subject to applicable legal compliance, each party agrees to provide information and to execute, and, if necessary, to file with the appropriate governmental entities and international organizations, such documents as the other party shall reasonably request in order to carry out the purposes of this Agreement.
14.8 Reconstitution of Agreement. Each party agrees to negotiate in good faith, if so requested by the other, to seek to reconstitute this transaction to improve tax or other regulatory efficiencies while preserving the economic positions of the parties. The failure to reach such a reconstituted agreement shall not, however, affect the continuing validity of this Agreement.
14.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. Facsimile copies of signatures shall be considered as originals.
14.10 Several Customer Obligations. The parties hereby agree that Sky Mexico and Sky Brasil will be severally (and not jointly) liable for all covenants, agreements, obligations and representations and warranties made by “Customer” in this Agreement.
14.11 Joint and Several Obligations. The parties hereby agree that Intelsat will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by LLC in this Agreement. Any and all limitations of liability set forth herein with respect to Intelsat shall likewise apply to LLC.
14.12 Characterization of this Agreement. Nothing in this Agreement shall be interpreted as creating a partnership or joint venture between or among any of the parties hereto. Moreover, nothing in this Agreement shall be interpreted to create an agency relationship as between any of the parties to this Agreement. No party shall have the right to enter into contracts or commitments on behalf of another party unless specifically provided herein or unless otherwise provided in a separate written agreement of the parties.

ARTICLE 15. GUARANTY
15.1 The Guaranty. Each party’s entry into this Agreement is expressly conditioned upon the contemporaneous execution and delivery to Intelsat of (a) a guaranty of DIRECTV of the obligations of Sky Brasil to pay its Allocated Share of the Fixed Service Fees in the form set out in Appendix H, and (b) a guaranty of .Innova, S. de R.L. de C.V (“Innova”) of all payment and other obligations of Sky Mexico hereunder in the form set out in Appendix I. If said Guaranties are not executed and delivered to Intelsat on the date of this Agreement, this Agreement shall be null and void.
* * * * *

Each of the parties has duly executed and delivered this Agreement as of the Execution Date.

INTELSAT CORPORATION

By:

Name:	James Frownfelter
Title:	Chief Operating Officer

INTELSAT LLC

By:

Name:	Bilal Haffejee
Title:	Deputy Chairman

CORPORACIÓN DE RADIO Y TELEVISIÓN DEL NORTE DE MEXICO, S. DE R.L. DE C.V.

By:

Name:

Title:

SKY BRASIL SERVIÇOS LTDA.

By:

Name:

Title:

WITNESSES

1.

Name: Driver’s License #:

2.

Name: Driver’s License #:

District of Columbia	)
) SS:
On this  _____  day of November 2007, before me personally appeared James Frownfelter, to me personally known, who, being by me duly sworn (or affirmed), did say that such person executed the foregoing instrument, as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public:

Printed Name:

My commission expires:

Commonwealth of Bermuda	)
) SS:
On this  _____  day of November 2007, before me personally appeared Bilal Haffejee, to me personally known, who, being by me duly sworn (or affirmed), did say that such person executed the foregoing instrument, as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public:

Printed Name:

My commission expires:

District of Columbia	)
) SS:
On this  _____  day of November 2007, before me personally appeared  _____  , to me personally known, who, being by me duly sworn (or affirmed), did say that such person executed the foregoing instrument, as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public:

Printed Name:

My commission expires:

District of Columbia	)
) SS:
On this  _____  day of November 2007, before me personally appeared  _____  , to me personally known, who, being by me duly sworn (or affirmed), did say that such person executed the foregoing instrument, as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public:

Printed Name:

My commission expires:

LIST OF APPENDICES
A.	Customer’s Transponder Capacity

B.	Technical Appendix

C.	Operational Requirements

D.	Sample Subordination Provision

E.	Service Fee Reduction Methodology

F.	Excerpts from Launch Insurance Agreement

G.	Incentives Provisions

H.	Form of DIRECTV Guaranty

I.	Form of INNOVA Guaranty

J.	Definitions

APPENDIX A
CUSTOMER’S TRANSPONDER CAPACITY

Satellite	Band	MHz	Downlink Beam	Number of Transponders

IS-16	Ku	36	Mexico	24

	Ku	36	Brazil	24

APPENDIX B
TECHNICAL APPENDIX
See Attached

APPENDIX C
EARTH STATION AND OPERATIONAL REQUIREMENTS
FOR ANALOG AND DIGITAL SERVICES VIA INTELSAT C-BAND AND KU-BAND TRANSPONDERS
1.0 INTRODUCTION. This document contains the earth station requirements and associated operational procedures for transmission via C-band and Ku-band transponders on all Intelsat satellites (collectively, the “Operational Requirements”). These Operational Requirements may be modified from time to time by Intelsat, in its reasonable discretion. Unless otherwise expressly defined herein, defined terms shall have the meanings ascribed to them in the applicable Agreement.
2.0 EARTH STATION REQUIREMENTS.
2.1 Earth Station EIRP. The required earth station Equivalent Isotropic Radiated Power (EIRP) per carrier is a function of the following:
(1)	the satellite receiver sensitivity (G/T),

(2)	the outage margin provided,

(3)	the location of the transmit and receive earth stations within the uplink and downlink beams, and,

(4)	the loading of the transponder (i.e., the number, type and frequency assignment of the various carriers within the transponder).
For full saturated transponder allocations, earth stations must be capable of transmitting a modulated carrier with an EIRP sufficient to achieve the nominal satellite SFD given in the Technical Appendix with a margin of at least 2 dB.
For partial transponder allocations, the actual assigned operating EIRP for a given earth station will be specified in the Technical Appendix, taking into account the actual transponder performance and loading prior to the time of the transmission.
2.2 EIRP Stability. The EIRP in the direction of the Satellite must, under clear sky conditions, be maintained to within +/-0.5 dB of the assigned operating EIRP; provided, however, in the event that the transponder transmitted to has multiple carriers, additional EIRP variation may be permitted, upon approval of Intelsat. Under no circumstances may the EIRP exceed the assigned value by more than 1 dB.
2.3 Earth Station Transmit Gain Requirement. The gain of the transmit antenna must be sufficient to yield the maximum EIRP, as defined in Section 2.1, with a maximum carrier power level at the transmit feed to be determined by coordination agreements reached by Intelsat with other networks. If antenna size resulting from above requirement is excessive, Intelsat may reduce requirement provided that adjacent satellite flux density limits are maintained. The uplink power of TV carriers, as measured at the transmit earth station antenna feed, shall not exceed any limits specified in this document.

2.4 HPA Requirement. In determining the HPA size for a given earth station, it is necessary not only for each earth station to meet the maximum EIRP requirements for each carrier transmitted, but also to meet the emission constraints set forth in Section 3.4 or 4.2, as applicable. If a given earth station is to transmit more than one carrier, the HPA may have to operate at an output backoff of several dB in order to meet the emission constraints, and therefore, must be sized accordingly.
2.5 Antenna Sidelobes. All earth stations shall satisfy the following transmit sidelobe performance envelopes:
where G is the gain of the sidelobe envelope, relative to an isotropic antenna, in the direction of the geostationary orbit and q is the angle in degrees between the main beam axis and the direction considered. The peak gain of an individual sidelobe may not exceed the envelope defined above for q between 1.0 and 7.0 degrees. For q greater than 7.0 degrees, the envelope may be exceeded by no more than 10% of the sidelobes, provided no individual sidelobe exceeds the gain envelope given above by more than 3 dB.
It is Customer’s responsibility to establish receive facilities that meet its requirements. Nevertheless, while the matter is left to the Customer’s engineering determination and subject to applicable legal compliance, Intelsat recommends that, in order to minimize the level of adjacent satellite interference, the receive sidelobes conform to the envelope described above for transmit sidelobes.
To verify compliance of the transmitting earth station, the Customer is responsible for scheduling antenna qualification testing with the Intelsat Operations facility designated by Intelsat prior to the start of service.
2.6 Transmit Earth Station Polarization. Earth stations used for Intelsat C-band and Ku-band transmissions must be linearly polarized on both the uplink and downlink. Specific uplink and downlink polarizations are determined by transponder assignments and are further specified in the applicable Technical Appendix. The earth station cross-polarization discrimination must be a minimum of 30 dB within the main beam of the earth station’s transmit antenna pattern.
2.7 Additional Requirements for Uplink Earth Stations operating in the 13.75 — 14.0 GHz Band. Except as otherwise expressly approved by Intelsat, the EIRP of any emission from all earth stations operating in the 13.75 — 14.0 GHz band shall be at least 68 dBW and shall not exceed 85 dBW, with a minimum antenna diameter of 4.5 meters; except in the frequency band 13.772-13.778 GHz, where the EIRP shall be at least 68dBW and shall not exceed 71 dBW per 6 MHz, with a minimum antenna diameter of 4.5 meters.
3.0 ANALOG VIDEO SERVICE REQUIREMENTS
3.1 Video Exciter Requirements. Any video exciter used must meet the minimum requirements listed in Sections 3.3 through 3.5 hereof.
3.2 RF Bandwidth. The RF bandwidth must be 18 MHz or less for dual video carriers transmitted simultaneously within a 36 MHz transponder and 27 MHz or less for dual video carriers transmitted within a 54 MHz transponder. Other bandwidth restrictions may be imposed in shared transponder operation where more than two carriers are in simultaneous use. Where the Customer has full use of a 36 MHz, 43 MHz, or 54/64 MHz Transponder, as the case may be, any RF bandwidth may be chosen. Other bandwidth limitations may be imposed based on coordination agreements reached by Intelsat with other networks, and to comply with all applicable governmental laws, rules and regulations.
3.3 IF Transmit Filter. An IF filter must be provided in the transmit path for each TV/FM carrier in order to reduce video color crosstalk and to minimize adjacent Transponder interference. The specific filter used for this purpose must be approved by Intelsat in consultation with the Customer in consideration of the specific loading of the Transponder upon which Customer’s Transponder Capacity is loaded.
The group delay response characteristics of the filter, while not specified by Intelsat, should take into consideration both the total group delay of the Transponder upon which Customer’s Transponder Capacity is loaded and the group delay produced by the transmit earth station IF and RF equipment.
3.4 Emission Constraints. The transmit earth station must be equipped and operated in such a manner that spurious emission at the output of the antenna due to all sources does not exceed 4 dBW/4 kHz outside of the assigned carrier bandwidth.
3.5 Energy Dispersal. A low-frequency symmetrical triangular energy dispersal waveform must be added to the baseband signal prior to the FM modulator. A video signal must be present at all times and the peak-to-peak deviation of the energy dispersal modulation must be 4 MHz when video is present.
3.6 Carrier Frequency Assignments. Intelsat shall assign Customer’s uplink and/or downlink frequencies in accordance with the Agreement. Earth stations must be capable of operating at any frequency and polarization within the Transponder upon which Customer’s Transponder Capacity is loaded. For analog video transmissions, frequencies will be assigned to the nearest 0.250 MHz. It is recommended that all transmit earth stations further be capable of operation across the entire satellite uplink frequency band as Intelsat may change carrier frequency assignments in accordance with the Agreement.
3.7 Audio and Data Subcarriers. Customer may add one or more audio or data subcarriers to the normal video baseband, provided that: (1) the EIRP of the composite carrier does not exceed the value specified in the Technical Appendix and; (2) the emission constraints set forth in Section 3.4 hereof are met.
4.0 DIGITAL SERVICE REQUIREMENTS
4.1 Modem Requirements. The Customer may use any digital, SCPC/PSK, MCPC/PSK satellite modem that meets their particular requirements, subject to the following constraints which are designed to ensure excess interference is not experienced by adjacent satellites or by other users of the Satellite:
(1)
Digital Modems — Scrambling must be provided to ensure that uniform spectral spreading is applied to the transmitted carrier at all times. A data scrambler built in accordance with ITU Rec. V.35, or a functionally equivalent unit with similar spectrum spreading characteristics, must be employed.

(2)	SCPC/PSK and MCPC/PSK — In general, any SCPC/PSK or MCPC/PSK modem which meets all relevant ITU recommendations is allowed, subject to prior approval by Intelsat.
(3)	Other Modems — The use of other modem types is subject to approval by Intelsat.

4.2 Emission Constraints. The transmit earth station must be equipped and operated in such a manner that spurious emission at the output of the antenna due to all sources does not exceed 4 dBW/4 kHz outside of the assigned carrier bandwidth. The EIRP density of each carrier, outside of the assigned carrier bandwidth, which results from spectral regrowth due to earth station non-linearities shall be at least 26 dB below the main carrier spectral density, and shall not exceed 4 dBW in any 4 kHz band within the C-band and Ku-band frequency range of the Satellite.
4.3 Carrier Frequency Assignments. Intelsat shall assign Customer’s uplink and/or downlink frequencies in accordance with the Agreement. Earth stations must be capable of operating at any frequency and polarization within the Transponder upon which Customer’s Transponder Capacity is loaded. For digital transmissions, frequencies will be assigned to the nearest 0.025 MHz. It is recommended that all transmit earth stations further be capable of operation across the entire satellite uplink frequency band as Intelsat may change carrier frequency assignments in accordance with the Agreement. Unless specifically approved by Intelsat, the aggregate allocated bandwidth of carriers within a multi-carrier transponder or allocation should not exceed 90% of Customer’s total allocated bandwidth in order to provide flexibility in carrier assignments and to reduce the effects of intermodulation noise, adjacent carrier interference, co-channel interference, and adjacent satellite interference.
5.0 UPLINK REQUIREMENTS
5.1 Uplink Requirements. Before any transmit earth station may access a Intelsat satellite, it must demonstrate compliance with the technical requirements set forth in Sections 2.0, 3.0 and 4.0 and have approval from Intelsat’s Network Operations Center. In order to ensure that the transmissions of a given earth station do not interfere with the transmissions of other earth stations utilizing the Satellite, or adjacent satellites, it is necessary that certain operational requirements be met. Specifically, users of Intelsat’s digital transmission services must observe the following:
(1)
The EIRP in the direction of the Satellite must be maintained to within +/- 0.5 dB of the value specified by Intelsat, except under adverse weather conditions. This EIRP tolerance limit includes all earth station factors which affect EIRP variation, including HPA output power level stability and antenna pointing errors.

(2)
The center frequency of all transmitted carriers must be maintained to within +/- 0.025 R Hz (up to a maximum of +/- 10 kHz) of the value assigned by Intelsat. [Note — The transmission rate (R) is defined as the bit rate entering the QPSK modulator, i.e., it is the information rate plus overhead multiplied by the inverse of the FEC code rate.]

(3)
The frequency stability of the earth station receive chain must be consistent with the frequency acquisition and tracking capabilities of the demodulator. As a minimum, it is recommended that the short term (24 hour) receive chain stability be less than +/- 2 kHz and the long term stability (7 day) be less than +/- 10 kHz.

(4)
Any earth station transmitting to a Intelsat Satellite must be under the active control of the user. Specifically, the user must provide a means for immediate cessation of transmission in the event that notification is received from Intelsat that such a step is necessary to avoid harmful interference to other users or other satellite systems.

5.2 Uplink Restrictions. Except as may be permitted by Intelsat during a coordinated test period, no earth station operator shall transmit an unmodulated carrier through any transponder. The operation of each earth station must be in strict adherence with Customer’s Intelsat-approved Transmission Plan. Any deviation from that Transmission Plan must be approved in advance by Intelsat. Under no circumstances shall any earth station transmit any RF carrier to any Intelsat satellite on a frequency not authorized by Intelsat, whether or not that frequency is in use by other stations.

5.3 Carrier line-up and in-service monitoring. Facilities must be provided by the user to measure the link parameters and transmission characteristics during initial carrier line-up. In addition, in-service monitoring by the user of the carrier EIRP and the received BER is required.
In order to perform initial carrier line-up the user must provide a means to measure and adjust the transmitted carrier level. This requirement can be satisfied if a directional coupler of known coupling factor is placed between the HPA output and the antenna feed input so as to permit accurate carrier power measurements to be performed. Means must also be provided by the user to allow the transmitted power level to be adjusted to an accuracy of +/- 0.5 dB, over the range 0 to minus 15 dB of the maximum EIRP specified in Technical Appendix.
During initial carrier line-up it is also necessary for the user to be able to measure the Eb/No of the received carrier, either with a spectrum analyzer or through a filter of known bandwidth, and to perform bit-error-rate measurements using a pseudo-random test pattern.
During normal in-service operation, the user must monitor the carrier EIRP and the BER. The latter requirement can be satisfied through the use of the BER monitoring facility built into most digital modems.
5.4 Network Interface Considerations. If carriers transmitted via Intelsat’s digital transmission service are to be interfaced with a synchronous data network or other synchronous equipment, it may be necessary for the user to equip the receive station with elastic buffer storage facilities (or their equivalent) to allow for time delay variations caused by Satellite motion. The amount of storage necessary is a function of the carrier transmission rate, the maximum diurnal Satellite motion, and the longitudinal drift rate. The maximum delay variation due to Satellite motion is expected to be 0.6 milliseconds (peak-to-peak, uplink plus downlink).
Data encryption may be employed by the user, provided that the basic transmission characteristics of the carrier are not affected (i.e., provided that the emission constraints set forth in Section 4.2 are satisfied).
While users are free to utilize any digital modem that meets the basic performance requirements outlined in this document, it is the users responsibility to ensure that the modems used on both ends of a given link are compatible, and that the network interface requirements for the users particular application are satisfied.
5.5 Customer Obligations and Use. Customer must, at all times, comply with the terms and conditions of Article IV of the Agreement, including all of its Subsections, which are incorporated herein by this reference.

5.6 Interference and Preemption Notices. In accordance with the terms and conditions of the Agreement, Customer shall maintain, at each Customer transmit facility, and shall provide Intelsat with a telephone number that is continuously staffed, at all time during which Customer is transmitting or receiving signals to or from the Satellite, and an automatic facsimile that shall be maintained in operation and capable of receiving messages from Intelsat, at all times. Said telephone and facsimile shall be maintained for the purpose of receiving notices from Intelsat regarding interference or other problems arising out of the provision of Customer’s Transponder Capacity on, or any use of the Transponder upon which Customer’s Transponder Capacity is loaded, including, without limitation, any decision by Intelsat to preempt or interrupt provision of Customer’s Transponder Capacity to Customer pursuant to the Agreement. It is mandatory that the person who receives such messages has the technical capability and absolute authority to immediately terminate or modify the transmission if notified by Intelsat pursuant to the foregoing. All such notices shall be effective upon the placement of the telephone call or transmission of a facsimile message by Intelsat to Customer. If, for any reason, Customer’s telephone is not answered and its telecopier is incapable of receiving transmission, Intelsat’s notice shall be deemed to have occurred at the time it attempts to place a telephone call or transmit a facsimile message to Customer. Intelsat shall promptly confirm telephone notices in writing.
End of Appendix C

APPENDIX D
SAMPLE SUBORDINATION PROVISION
Subordination. Customer hereby acknowledges that this Agreement and all rights granted to Customer hereunder are subject and subordinate to a security interest and lien (as the same may be assigned, the “Security Interest”) in favor of [Secured Party] (the “Secured Party”) in and to this Agreement, the Customer’s Transponder Capacity and other rights under this Agreement and/or the Satellite (and/or the proceeds from the sale or other disposition of all or any portion thereof, or any insurance that may be received by Intelsat as a result of any loss or destruction of, or damage to, the Customer’s Transponder Capacity (or other rights) and/or the Satellite and to all renewals, modifications, consolidations, replacements and extensions of any security agreement, mortgage or other document reflecting any such Security Interest, including that certain [Security Agreement] by and between Intelsat and Secured Party; provided, that any such Secured Party agrees that Customer shall continue to have the benefits of this Agreement notwithstanding any default on the part of Intelsat under the agreement providing for such Security Interest (the “Security Agreement”), so long as:
(i)	Customer is not in default under the terms and conditions of this Agreement, which default has continued after expiration of any applicable cure period stated in this Agreement;
(ii)	Customer does not pay any of its obligations under this Agreement (other than a deposit) more than thirty (30) days prior their scheduled payment date under this Agreement;
(iii)
after receipt of notice from the Secured Party of a default by Intelsat under the Security Agreement, this Agreement is not supplemented, amended or extended (except by its terms with respect to specified extension periods) or otherwise modified in any manner without the consent of the Secured Party; and

(iv)
after receipt of notice from the Secured Party of a default by Intelsat under the Security Agreement, Customer executes a separate instrument with the Secured Party pursuant to which it agrees with the Secured Party to make and makes all payments thereafter as instructed by the Secured Party.

This clause shall be self-operative and no further instruction of subordination shall be required by any security agreement, mortgage or other document reflecting such Security Interest to make this subordination effective. In confirmation of such acknowledged subordination, Customer shall execute promptly any instrument or certificate that Intelsat or the Secured Party may reasonably request.

APPENDIX E
SERVICE FEE REDUCTION METHOLOGOY
Methodology: Based upon (i) a mission life of 15 years and (ii) a failure scenario where a total of 10 Customer Transponders fail 11 months following the Start of Service Date, the reduction in the Fixed Service Fees shall equal an amount determined by multiplying the total Fixed Service Fees ($231,041,000) by 1 minus (the Available Operational Capability divided by the Stated Operational Capability), where:
•	The Stated Operational Capability is 360 transponder years (i.e., 15 years x 24 transponders)
•
The Available Operational Capability means, for each transponder, the span of time, measured in transponder years (or portions thereof) until the earlier of (a) the end of mission life (for transponders that are not Failed Transponders) or (b) the effective time when the transponder becomes a Failed Transponder, which in this failure scenario would be calculated as follows:

•	the Available Operational Capability for the 10 transponders that failed after 11 months would be 9.166 transponder years (11/12 years multiplied by 10 transponders); and
•	the Available Operational Capability for the remaining 14 transponders that were not Transponder Failures would be 210 years (15 years multiplied by 14 transponders),
Resulting in total Available Operational Capability of 219.166 transponder years
•	1 minus (219.166 divided by 360) equals 0.3912
•	0.3912 multiplied by $231,041,000, yielding a reduction of $90,383,239.

APPENDIX F
Excerpts from Launch Insurance Policy
•	Salvage Rights:
(a)	Salvage after Total Loss:
In the event of a Total Loss, the Named Insured will be available to meet with the Insurers up until forty-five days after agreement of the proof of loss by the Insurers to decide upon the disposition of the Satellite.
After payment of a Total Loss, the Insurers shall have sole right to the benefits of salvage, subject to any salvage owed to the Launch Vehicle services provider in accordance with the terms of the Launch Contract and the Named Insured shall do nothing to prejudice such rights of salvage, subject to the terms of this policy. Such benefits of salvage include the right to take title to the Satellite.
If financial arrangements are agreed to by the Named Insured and the Insurers that result in the sharing of revenues between the Named Insured and the Insurers, the Insurers’ net salvage recovery will be limited to the amount of their payments under the policy.
Absent any agreement to the contrary, the Named Insured shall not be responsible for costs to maintain, monitor or operate the Satellite that is the subject of a Total Loss after forty-five days from the agreement of the proof of loss. At the end of the forty-five day period, the Insurers shall either:
(i)	remove the Satellite from the orbital slot promptly upon written request from the Named Insured, or
(ii)
provide the Named Insured written notification that the Insurers have relinquished any further rights of salvage for which a claim for Total Loss is paid hereunder, in which event the Named Insured shall have the right to dispose of the Satellite without any further obligation to the Insurers.

Absent any notification at the end of the forty-five day period, the Insurers will be deemed to have elected not to assume responsibility for maintaining, monitoring or operating the Satellite.
In the event a Total Loss is paid hereunder and the Insurers elect to take title to the Satellite, then:
(i)	the Named Insured shall provide to the Insurers all documentation necessary to operate the Satellite, subject to Condition 22 GOVERNMENT EXPORT CONTROL;

(ii)
the Named Insured shall provide to the Insurers all information necessary to enable the Insurers to sell the Satellite to a third party, subject to the Insurers obtaining a confidentiality agreement equivalent in form and in scope to that in place between the Named Insured and the Insurers from any potential purchaser of the Satellite and, subject to Condition 22 GOVERNMENT EXPORT CONTROL;

(iii)	the Named Insured shall have no duty to manage, control or maintain the Satellite from the date the Insurers take title; and
(iv)	the Insurers shall remove the Satellite from the orbital slot promptly.
Any requirements imposed on the Named Insured by the Federal Communications Commission or under any law applicable to the Satellite or the Named Insured shall supersede any obligations the Named Insured has under this policy.
(b)	Salvage after Partial Loss:
After payment of a Partial Loss, the Named Insured shall use reasonable best efforts to obtain the maximum benefit of salvage, subject to any salvage owed to the Launch Vehicle services provider under the Launch Contract, on that portion of the Satellite or Satellite life for which a claim has been paid for by the Insurers at the Insurers’ sole cost and expense. If financial arrangements are agreed to by the Named Insured and the Insurers that result in the sharing of revenues between the Named Insured and the Insurers, the Insurers’ net salvage recovery will be limited to the amount of their payments under the policy.
After payment of a Partial Loss, salvage shall not be required to the extent it conflicts with the Named Insured’s ability to meet its contractual obligations to its customers or adversely affects the use of the Satellite for the Named Insured’s intended commercial communications purposes.
After payment of a Partial Loss and/or Total Loss, the Named Insured may use, with the prior written consent of the Insurers, the portion of the Satellite for which a claim has been paid, for scientific and/or testing and/or demonstration and/or incidental communications purposes that do not produce revenue or income or equivalent goods and services of any nature and do not reduce the amount of salvage hereunder. Such use shall not reduce payments for loss hereunder.
•
Partial Loss Definition: “Partial Loss” means the Available Satellite Operational Capability is less than Stated Satellite Operational Capability as a result of one or more Transponder Failures and where such reduction in Available Satellite Operational Capability does not constitute a Total Loss.

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•	Total Loss Definition: “Total Loss” means the:
(a)	Satellite is lost, fails or is completely destroyed; or
(b)	Satellite is not capable of reaching and maintaining its Specified Orbit Location within one hundred and eighty days after the Launch Date; or
(c)	Available Satellite Operational Capability is twenty five percent or less of Stated Satellite Operational Capability; or
(d)
Satellite experiences a Terminated Ignition and the cost of transporting, repairing, restoring and retesting the Satellite to flightworthy condition, or replacing the Satellite to the same specification, such that a subsequent Intentional Ignition can occur, equals or exceeds the Sum Insured.

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APPENDIX G
Incentives Provisions
Article 7. Price Adjustments for Late and Early Delivery
A.	Late Delivery
1.
In the event that: (i)(a) the actual date of Delivery of a Spacecraft is later than the applicable Delivery Date as set forth in Article 4, Article 41 or Article 45 (as applicable), or (b) the actual date of Delivery of the Ground System (or any portion thereof) is later than the applicable Delivery Date and such delay causes a delay in the launch or placement into commercial service of the applicable Spacecraft; and (ii) and such delay is due to the fault of the Contractor (and/or its subcontractors or suppliers) and does not constitute an excusable delay under Article 17, Excusable Delays, the Contractor hereby agrees to pay to Customer as liquidated damages, the amount set forth in the applicable Schedule of Liquidated Damages Tables provided below for each day of actual delay in Delivery of the Spacecraft, subject to an aggregate maximum delay as noted in the applicable Table.

Schedule of Liquidated Damages
No. of Days Late	Amount/Day	Period Total	Cumulative Total

1-60	$.0.00	$0.00	$0.00

61-150	$56,667	$5,100,000	$5,100,000

Maximum Amount			$5,100,000
2.
In addition to the liquidated damages in the table in paragraph 7.A.1 above, if Contractor has not made Delivery of the Ground System or the Ground System Follow-On Deliverables (as applicable) by the applicable Delivery Date, or if, prior to the Launch Date for the applicable Spacecraft, Customer’s personnel have not been trained to operate such Spacecraft in accordance with the satellite operating procedures furnished by Contractor, then Customer may at its written election require Contractor to (i) operate such Spacecraft in accordance with Contactor’s satellite operating procedures without reasonable interruption or delay at Contractor’s control center at Contractor’s expense and (ii) reimburse Customer for Customer’s direct costs resulting from the coordination with Contractor and the development of protocols required as a result of Contractor’s operation of the Spacecraft (Customer to provide Contractor with a good faith estimate of such costs in advance). Contractor shall continue to operate such Spacecraft in accordance with the preceding sentence until both (i) Contractor has made Delivery of, and Customer has given its Final Acceptance of, the Ground System or Ground System Follow-on Deliverables (as applicable) and (ii) Customer notifies Contractor in writing that Customer’s personnel have been trained to operate such Spacecraft in accordance with the satellite operating procedures furnished by Contractor.
3.
Failure by the Contractor to perform its obligations under this Contract will result in substantial losses or damages being sustained by Customer. Contractor and Customer understand and agree that the applicable amount of liquidated damages specified above does not constitute a penalty and represents a reasonable estimate of the losses that would be suffered by Customer by reason of late delivery of the Spacecraft (which losses would be difficult or impossible to calculate with certainty), other than by reason of gross negligence or willful misconduct.

4.
Any amounts due in accordance with this paragraph 7.A shall be, at Customer’s election, either (i) credited to Customer against any outstanding or future Contractor invoice(s) or (ii) paid by Contractor to Customer within thirty (30) days of invoice from Customer.

5.
If the Contractor does not meet the Delivery dates specified in the Contract, liquidated damages provided for in this paragraph 7.A hereof shall be the sole compensation to which Customer shall be entitled; provided that Customer shall retain all rights and remedies (including, without limitation, refunds and liquidated damages) under Articles 15, 16 and 17.

B.	Early Delivery
1.
To the extent that (i) the actual date of Delivery of a Spacecraft is earlier than the applicable Delivery date specified in Article 4, Article 41 or Article 45, as applicable, and (ii) the actual dates of Delivery of the related Ground System (or Ground System Follow-on Deliverables, as applicable) are on or earlier than the applicable Delivery date specified in Article 4, Article 41 or Article 45, as applicable then Contractor shall be entitled to receive incentives in accordance with the provisions of this paragraph 7.B.1 and paragraph 7.B.2. Subject to paragraph 7.B.2, for each day of the Early Delivery Period (as defined in paragraph 7.B.2), such incentive payments shall be calculated at $33,333 per day for the first sixty (60) days of early delivery, provided, however, the maximum amount for which early incentives may be earned for any Spacecraft shall not exceed $2,000,000 per Spacecraft.

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2.
For purposes of paragraph 7.B.1 and this paragraph 7.B.2, “Early Delivery Period” shall mean the number of day(s) that the later of (i) the date the applicable Spacecraft is actually Delivered or (ii) the Estimated Delivery Date (as defined below) is earlier than the Delivery date specified for such Spacecraft in Article 4, Article 41or Article 45, as applicable. As a condition precedent to Contractor being entitled to receive the incentive payment(s) provided in paragraph 7.B.1, Contractor shall notify Customer in writing no later than four (4) months before the date that Contractor estimates that it will Deliver the applicable Spacecraft (the “Estimated Delivery Date”). Not later than the date that is two months prior to such Estimated Delivery Date by up to seven (7) calendar days. In the event that subsequently Contractor does not Deliver such Spacecraft on our before the date that is seven (7) calendar days after the Estimated Delivery Date (as it may have been adjusted by Contractor pursuant to the immediately preceding sentence), the amount of the incentive payment to which Contactor would otherwise be entitled under Paragraph 7.B.1 based on the actual Early Delivery Period shall be reduced by fifty percent (50%).

C.
In the event Customer designates a storage location rather than a launch site as a place of Delivery for any Spacecraft to be delivered hereunder, the Delivery date for determining the calculations set forth in this Article 7 shall be the date that such Spacecraft, having received Preliminary Acceptance from Customer, has arrived at the storage location designated by Customer, or such other date as the Parties may agree.

D.
In the event that (i) after Delivery of a Spacecraft and/or Ground System, Contractor is required to take any corrective action or other measures pursuant to Article 42 and (ii) Contractor previously earned an early delivery incentive payment for such Spacecraft and Ground System under Paragraph 7.B., then, for each day that such corrective action or other measures cause a delay in the launch or placement into commercial service of such Spacecraft (including any delay due to postponement of the launch to an even later date that could be supported after implementation of such corrective actions or measures), such early delivery incentive payment shall be reduced, or to the extent already paid by Customer, refunded by Contractor, at the same $33,333 per day rate; provided that if such early delivery incentive payment is reduced to zero or fully refunded (as applicable), no further amounts shall be payable by Contractor under this Paragraph 7.D.

The provisions of this Article 7 shall be applicable to each Spacecraft to be delivered hereunder.

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APPENDIX H
DIRECTV Parent Guaranty
See Attached

APPENDIX I
INNOVA Parent Guaranty
See Attached

APPENDIX J
Definitions